Exhibit 99.1

Selected Items of 2006 10-K, As Revised

ITEM 6.	SELECTED FINANCIAL DATA

The following sets forth our selected consolidated financial data for the years ended December 31, 2006, 2005, 2004, 2003, and 2002 as derived from our historical financial statements:

Statement of Operations Data:

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2006	2005	2004	2003	2002
	(in thousands, except per share amounts)
NET REVENUE	$1,007,255	$1,173,018	$1,337,129	$1,277,725	$1,018,464
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	662,186	778,227	814,400	780,998	665,945
Selling, general and administrative	286,189	377,794	391,457	340,424	252,537
Depreciation and amortization	47,536	86,562	91,699	85,006	81,553
Loss on sale or disposal of assets	16,097	13,364	1,941	804	—
Asset impairment write-down	209,248 *	—	1,624	2,130	22,337

Total operating expenses	1,221,256	1,255,947	1,301,121	1,209,362	1,022,372

INCOME (LOSS) FROM OPERATIONS	(214,001)	(82,929)	36,008	68,363	(3,908)
INTEREST EXPENSE	(54,169)	(53,436)	(50,523)	(60,733)	(68,303)
ACCRETION ON DEBT DISCOUNT	(1,732)	—	—	—	—
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	5,373	—	—	—	—
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	7,409 *	(1,693)	(10,982)	12,945	36,675
INTEREST AND OTHER INCOME (EXPENSE)	3,693	2,282	11,108	(1,659)	(786)
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	10,633	(17,628)	6,588	39,394	8,486

INCOME (LOSS) BEFORE INCOME TAXES	(242,794)	(153,404)	(7,801)	58,310	(27,836)
INCOME TAX BENEFIT (EXPENSE)	(4,866)	(3,808)	(5,686)	(5,701)	3,598

INCOME (LOSS) FROM CONTINUING OPERATIONS	(247,660)	(157,212)	(13,487)	52,609	(24,238)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	2,287	2,832	2,906	1,259	608
GAIN ON SALE OF DISCONTINUED OPERATIONS, net of tax	7,415 *	—	—	—	—

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(237,958)	(154,380)	(10,581)	53,868	(23,630)
EXTRAORDINARY ITEM	—	—	—	887	—

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(237,958)	(154,380)	(10,581)	54,755	(23,630)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	—	(10,973)

NET INCOME (LOSS)	(237,958)	(154,380)	(10,581)	54,755	(34,603)

ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—	—	(1,678)	—
INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(237,958)	$(154,380)	$(10,581)	$53,077	$(34,603)
BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(2.20)	$(1.65)	$(0.15)	$0.74	$(0.38)
Income from discontinued operations	0.02	0.03	0.03	0.02	0.01
Gain on sale of discontinued operations	0.06	—	—	—	—
Extraordinary item	—	—	—	0.01	—
Cumulative effect of change in accounting principle	—	—	—	—	(0.17)

Income (loss)	$(2.12)	$(1.62)	$(0.12)	$0.77	$(0.54)

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations	$(2.20)	$(1.65)	$(0.15)	$0.55	$(0.38)
Income from discontinued operations	0.02	0.03	0.03	0.01	0.01
Gain on sale of discontinued operations	0.06	—	—	—	—
Extraordinary item	—	—	—	0.01	—
Cumulative effect of change in accounting principle	—	—	—	—	(0.17)

Income (loss)	$(2.12)	$(1.62)	$(0.12)	$0.57	$(0.54)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	112,366	95,384	89,537	68,936	64,631

Diluted	112,366	95,384	89,537	97,998	64,631

*	Refer to discussion in Notes 16, 17 and 18 of the Notes to Consolidated Financial Statements for more information.

Balance Sheet Data:

	December 31,
	2006	2005	2004	2003	2002
	(in thousands)
Total assets	$392,250	$641,089	$758,600	$751,164	$724,588
Total long-term obligations (including current portion)	$644,074	$635,212	$559,352	$542,451	$600,988
Convertible preferred stock	$—	$—	$—	$—	$32,297
Total stockholders’ deficit	$(468,255)	$(236,334)	$(108,756)	$(96,366)	$(200,123)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW

Introduction

We are an integrated telecommunications services provider offering a portfolio of international and domestic voice, wireless, Internet, voice-over-Internet protocol (VOIP), data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. Our focus is to service the demand for high quality, competitively priced communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of broadband, Internet, VOIP, wireless and data traffic.

Recent Product Initiatives Overview

We have selectively targeted opportunities to participate in major growth areas for telecommunications—broadband, local, wireless, and VOIP—which we call our new product offerings. These products have been pursued in response to competitive developments described under “—Four-Pronged Action Plan.” Our approach in these areas has common elements: focus on bundling services to end-user customers; leverage our existing global voice, data, broadband and Internet networks and add network infrastructure in areas of high consumer density; and utilize established distribution channels and back-office systems. We continue to devote substantial resources to our new products and the infrastructure and systems necessary to support them.

We believe the local services market is a major opportunity for revenue growth. During the third quarter of 2004, we began offering local line service in Canada on a resale basis. In late 2005, we began building our own DSL network infrastructure to provide voice and broadband Internet services to residential customers on such network. We believe that the ability to bundle local services with our core long distance service and new broadband service presents future growth opportunities for us. In Canada we now have 65 nodes installed and approximately 23,000 services (broadband and local voice) on these nodes. The Canadian residential local telephone offering has approximately 79,000 lines in service. We bundle our local services with our other product offerings of long distance voice and Internet access, in competition with incumbent local exchange carriers (ILECs) and cable companies.

In 2004 we began building our own DSL network infrastructure in Australia in order to provide bundled voice and broadband Internet services to residential customers on such network. The initial build-out of our Australian DSL infrastructure is complete with 181 nodes installed. In Australia, we now have over 150,000 DSL customers. Migration of existing resale local and broadband customers to our network began in the second quarter 2005 and has now reached approximately 66,000 services on-net.

The target customers for our retail VOIP products will ultimately be anyone who has a broadband connection anywhere in the world. In January 2004, we launched our retail VOIP TalkBroadband® service in Canada. In June 2004, we launched our retail LINGO product in the United States, which offers unlimited calling plans including destinations in Western Europe and certain countries in Asia, unlimited calling between two LINGO subscribers and the issuance of phone numbers that are local for calls originating in certain foreign countries. We have recently launched VOIP services in Australia, Japan and Brazil. Global retail VOIP services are provided to approximately 108,000 customers. For our LINGO product in the United States, since the second half of 2005, we have moderated our advertising due to financial resource limitations and the disruption in marketing activities caused by the emergency 911 regulations. Such action has resulted in a stable to slightly declining customer base which is currently approximately 74,000.

It should be recognized that our marketing efforts across our broadband and local initiatives initially increase near-term pressure on profitability and cash flow due to migration and installation charges imposed by the incumbent carriers for each customer transferred to our network. The relative impact of such fees, which currently range between $48 per customer in Canada and $105 per customer in Australia, should lessen as the rate of new customer additions becomes a lower percentage of the growing customer base. We are currently awaiting decisions from the regulatory agency in Australia on whether these per customer charges will be reduced and whether there will be a retroactive credit. Until then, we expense these fees at the invoiced rate. In 2006, we incurred $9 million in such fees, and in 2005, we incurred $11 million. With DSL networks now deployed in Canada and Australia we can provision new customers onto our own network and thus avoid migration fees for such customers.

We believe that progress to date in transforming the Company beyond its legacy long distance voice and dialup Internet services provider (ISP) businesses through growing our broadband, local, wireless and VOIP businesses has not only strengthened the Company, but has enhanced the competitive positioning and the franchise values of our major operating subsidiaries in Australia and Canada. We have also focused on our European and United States retail operations and significant progress has been made in eliminating low-margin services and associated costs, in reducing selling, general and administrative (SG&A) expenses and in tightening our focus on areas of profitable growth.

Four-Pronged Action Plan in 2006

Our fundamental challenge continues to be generating sufficient sales volume from new product offerings in broadband, local, wireless and VOIP services to offset the declining contribution from our legacy long distance voice and dial-up ISP businesses. To address this challenge, we have pursued our four-pronged action plan (“Action Plan”): first, to drive strong revenue growth from new products and to concentrate resources on the most promising initiatives (as discussed within “Recent Product Initiatives Overview”); second, to enhance margin by increasing scale on the new products and by investing in broadband infrastructure in high density locations as well as migrating customers onto our network (as discussed within “Recent Product Initiatives Overview”); third, to continue cost cutting and cost management programs partially to offset margin erosion caused by the continued decline of our high-margin legacy retail revenues; and fourth, to strengthen the balance sheet through potential deleveraging and equity capital infusion on a prudent basis.

Revenue from broadband, local, wireless and VOIP initiatives grew to $134 million in 2006, an increase of 51% from 2005. In addition to consistent quarterly revenue growth from new services, profitability from these services is also increasing, providing clear support for our Action Plan. Also, we now have over 192,000 DSL customers in Australia and Canada. The Australian and Canadian DSLAM networks are comprised of 181 and 65 nodes, respectively. There are now over 103,000 services (local and broadband) provisioned directly on the Company’s DSLAM facilities in Australia and Canada. Margins from these on-net services are almost double those of off-net services.

Our 2006 operating results continue to reflect increased competition from product bundling in virtually all of our markets; product substitution (e.g., wireless for fixed line; broadband for dial-up Internet); declining usage patterns for traditional fixed line voice services as use of wireless, e-mail and instant messaging services expands; and continued competitive pricing pressures. As a result, our revenue growth and profitability have been strongly challenged by a changing industry environment.

After four consecutive quarters of reduced SG&A expense, SG&A expenses decreased $91.6 million from $377.8 million in 2005 to $286.2 million in 2006. Our aggressive expense reduction efforts, which included a reduction in commissions from curtailed prepaid services, also focused on a range of cost of revenue reductions in 2006 and such efforts are continuing. Additionally, the Australian regulatory commission issued an Interim Determination Letter lowering charges for on-net local loop services, which is one of the regulatory matters currently under review. If this interim ruling is affirmed, it is estimated that our annual expense for these services will be reduced by approximately $2 million.

The fourth element of our Action Plan is to strengthen the balance sheet through deleveraging and capital infusion. In 2006 we successfully: (1) exchanged $27 million principal amount of the 5.75% Convertible Subordinated Debentures due 2007 for $27 million of newly created Step-Up Convertible Debentures due 2009; (2) exchanged $3 million principal amount of the 12.75% Senior Notes for 1.8 million shares of common stock; (3) exchanged $32 million principal amount of 5% Exchangeable Senior Notes for $55 million principal amount of 3.75% Convertible Senior Notes due 2010; (4) issued $24 million principal amount of 5% Exchangeable Senior Notes for $18 million in cash (net of issuance costs); (5) raised $13 million cash proceeds from the sale of our Indian subsidiary; and (6) sold $5 million of newly issued common stock to a private investor (see events described below under “—Short- and Long-Term Liquidity Considerations and Risks”).

Transformation Strategy in 2007

With the substantial progress made in 2006, we are now positioned to embark on a two-year ‘Transformation Strategy’ to strengthen significantly our balance sheet, resume top line revenue growth before the end of 2008, and re-list on NASDAQ. While this is an admittedly aggressive set of goals, given the successful execution on multiple operational and financial initiatives over the past year with constrained resources, we have confidence that these are reasonable goals.

Key elements of our two-year Transformation Strategy are as follows:

•	Strengthen the balance sheet opportunistically through potential de-levering transactions and equity capital infusions.

•

Significantly improve our non-sales and marketing cost structure through increased outsourcing and/or off-shoring at lower cost locations globally; improve coordination among PRIMUS business units to deliver synergy savings; and maintain an aggressive cost management program. Re-deploying the resultant savings back into sales and marketing activities with attractive payback parameters should, in turn, increase margins.

•	Focus on improving sales productivity and margin enhancements by leveraging our network assets and increasing the revenue mix in favor of higher margin growth services.

•	Opportunistically sell non-strategic assets and businesses and use the proceeds either to accelerate growth of high-margin businesses or to strengthen the balance sheet.

Our strategy for 2007 and beyond is unchanged—maintain a narrow focus, invest wisely and tightly control costs. While revenue may decline year over year, as we continue to prune low-margin, unprofitable revenue streams, our objective is to improve cash flows by 10% or more over 2006, recognizing seasonal fluctuations in quarterly performance. At that level of cash flows (which assumes stable currency exchange rates throughout 2007 and excludes any material expenses related to further restructuring) and with our current cash position and our completed 2007 debt transactions, we believe our 2007 business plan is fully funded.

Overview of Operations

Generally, we price our services competitively with the major carriers and service providers operating in our principal service regions. We seek to generate net revenue through sales and marketing efforts focused on customers with significant communications needs (international and domestic voice, wireless, VOIP, high speed and Internet and data), including small- and medium-sized enterprises (SMEs), multinational corporations, residential customers, and other telecommunications carriers and resellers and through acquisitions.

Long distance voice minutes of use per customer continue to decline as more customers are using wireless devices and the Internet as alternatives to the use of wireline phones. Also, product substitution (e.g., wireless/Internet for fixed line voice; broadband for dial-up ISP services) has resulted in revenue declines in our legacy long distance voice and dial-up ISP businesses. Additionally, we believe that because deregulatory influences have begun to affect telecommunications markets outside the United States, the deregulatory trend will result in greater competition from the existing wireline and wireless competitors and from new entrants, such as cable companies and VOIP companies, which could continue to affect adversely our net revenue per minute, as well as minutes of use.

As the portion of traffic transmitted over leased or owned facilities increases, cost of revenue increasingly is comprised of fixed costs. In order to manage such costs, we pursue a flexible approach with respect to the expansion of our network capacity. In most instances, we initially obtain transmission capacity on a variable-cost, per-minute leased basis, then acquire additional capacity on a fixed-cost basis when traffic volume makes such a commitment cost-effective, and ultimately purchase and operate our own facilities when traffic levels justify such investment. We also seek to lower the cost of revenue through:

•	optimizing the cost of traffic by using the least expensive cost routing;

•

negotiating lower variable usage based costs with domestic and foreign service providers and negotiating additional and lower cost foreign carrier agreements with the foreign incumbent carriers and others;

•	continuing to expand/reduce the capacity of our network when traffic volumes justify such actions; and

•	increasing use of the public Internet.

Overall, carrier revenue accounted for 21% of total net revenue for the year ended December 31, 2006. The provision of carrier services also allows us to connect our network to all major carriers, which enables us to provide global coverage. Our overall margin may fluctuate based on the relative volumes of international versus domestic long distance services; carrier services versus business and residential long distance services; prepaid services versus traditional post-paid voice services; Internet, VOIP and data services versus fixed line voice services; the amount of services that are resold; and the proportion of traffic carried on our network versus resale of other carriers’ services. Our margin is also affected by customer transfer and migration fees. We pay a charge to install and transfer a new customer onto our network, and to migrate DSL and local customers. However, installing and migrating customers to our own networks, such as the DSL networks in Australia and Canada, enable us to increase our margin on such services as compared to resale of services using other carriers’ networks.

SG&A expenses are comprised primarily of salaries and benefits, commissions, occupancy costs, sales and marketing expenses, advertising, professional fees, and administrative costs. All SG&A expenses are expensed when incurred.

Foreign Currency

Foreign currency can have a major impact on our financial results. Currently in excess of 81% of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the USD. The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive the majority of our net revenue and incur a significant portion of our operating costs from outside the United States, and therefore changes in exchange rates have had and may continue to have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the following exchange rates: USD/CAD, USD/AUD, USD/GBP, and USD/EUR. Due to the large percentage of our revenue derived outside of the United States, changes in the USD relative to one or more of the foregoing currencies could have an adverse impact on our future results of operations. We have agreements with certain subsidiaries for repayment of a portion of the investments and advances made to these subsidiaries. As we anticipate repayment in the foreseeable future, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations. We historically have not engaged in hedging transactions. However, the exposure of our income from operations to fluctuations in foreign currency exchange rates is reduced in part because a majority of the costs that we incur in connection with our foreign operations are also denominated in local currencies.

We are exposed to financial statement gains and losses as a result of translating the operating results and financial position of our international subsidiaries. We translate the local currency statements of operations of our foreign subsidiaries into USD using the average exchange rate during the reporting period. Changes in foreign exchange rates affect the reported profits and losses and cash flows and may distort comparisons from year to year. By way of example, when the USD strengthens compared to the EUR, there could be a negative or positive effect on the reported results for Europe, depending upon whether Europe is operating profitably or at a loss. It takes more profits in EUR to generate the same amount of profits in USD and a greater loss in EUR to generate the same amount of loss in USD. The opposite is also true. For instance, when the USD weakens there is a positive effect on reported profits and a negative effect on the reported losses for Europe.

In the year ended December 31, 2006, as compared to the year ended December 31, 2005, the USD was weaker on average as compared to the CAD, EUR and GBP and stronger on average as compared to the AUD. The following tables demonstrate the impact of currency fluctuations on our net revenue for the year ended December 31, 2006 and 2005 (in thousands, except percentages):

Net Revenue by Location—in USD

	2006 Net Revenue	2005 Net Revenue	Variance	Variance %
Canada	$275,546	$261,511	$14,035	5%
Australia	$301,506	$340,650	$(39,144)	(11)%
United Kingdom	$84,397	$113,859	$(29,462)	(26)%
Europe *	$138,064	$224,324	$(86,260)	(38)%

Revenue by Country—in Local Currencies

	2006 Net Revenue	2005 Net Revenue	Variance	Variance %
Canada (in CAD)	312,671	316,662	(3,991)	(1)%
Australia (in AUD)	400,854	446,617	(45,763)	(10)%
United Kingdom (in GBP)	45,940	61,999	(16,059)	(26)%
Europe * (in EUR)	110,717	181,029	(70,312)	(39)%

*	Europe includes only subsidiaries whose functional currency is the EUR.

Recent Operating Highlights and Other Events

In order to better understand our discussion of results of operations, financial condition and liquidity presented herein, we refer you to “Item I—Business—Operating Highlights and Accomplishments” concerning certain operating highlights and other events.

Critical Accounting Policies

To aid in the understanding of our financial reporting, our most critical accounting policies are described below. These policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

Revenue Recognition and Deferred Revenue—Net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic, and also from the provision of local and wireless services.

For voice and wholesale VOIP, net revenue is earned based on the number of minutes during a call and is recorded upon completion of a call, adjusted for allowance for doubtful accounts receivable, service credits and service adjustments. Revenue for a period is calculated from information received through our network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides us the ability to do a timely and accurate analysis of revenue earned in a period. Separate prepaid services software is used to track additional information related to prepaid service usage such as activation date, monthly usage amounts, fees and charges, and expiration date. Revenue on these prepaid services is recognized as service is provided until expiration when all unused minutes, which are no longer available to the customers, are recognized as revenue.

Net revenue is also earned on a fixed monthly fee basis for unlimited local and long distance plans and for the provision of data/Internet services (including retail VOIP). Data/Internet services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths. These fees are recognized as access is provided on a monthly basis. Additionally, service activation and installation fees are deferred and amortized over the longer of the average customer life or the contract term. We record payments received in advance for prepaid services and services to be provided under contractual agreements, such as Internet broadband and dial-up access, as deferred revenue until such related services are provided.

A portion of revenue, representing less than 1% of total revenue, is earned from the sale of wireless handsets and VOIP routers. We apply the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. We have concluded that EITF No. 00-21 requires us to account for the sale of wireless handsets and VOIP routers and the related cost of handset and router revenues as a separate unit of accounting when title to the handset or router passes to the customer. Revenue recognized is the portion of the activation fees allocated to the router or handset unit of accounting in the statement of operations when title to the router or handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, and recognize such deferred fees on a straight-line basis over the contract life in the statement of operations.

Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

Allowance for doubtful accounts receivable—Determining our allowance for doubtful accounts receivable requires significant estimates. Due to the large number of customers that we serve, it is impractical to review the creditworthiness of each of our customers, although a credit review is performed for larger carrier and retail business customers. We consider a number of factors in determining the proper level of the allowance, including historical collection experience, current economic trends, the aging of the accounts receivable portfolio and changes in the creditworthiness of our customers. Systems to detect fraudulent call activity are in place within our network, but if these systems fail to identify such activity, we may realize a higher degree of uncollectible accounts. If the estimate of uncollectible revenue was 10% higher than our current estimates, net revenue would have been reduced by approximately $1.5 million for the year ended December 31, 2006.

Cost of revenue—Cost of revenue is comprised primarily of costs incurred from other domestic and foreign telecommunications carriers to originate, transport and terminate calls. The majority of our cost of revenue is variable, based upon the number of minutes of use, with transmission and termination costs being the most significant expense. Call activity is tracked and analyzed with customized software that analyzes the traffic flowing through our network switches and calculates the variable cost of revenue with predetermined contractual rates. If the domestic or foreign telecommunications carriers have tracked and invoiced the volume of minutes at levels different than what our activity shows or have invoiced at different rates, we will dispute the charges invoiced. There is no guarantee that we will prevail in such disputes. We use significant estimates to determine the level of success in dispute resolution and consider past historical experience, basis of dispute, financial status and current relationship with vendor, and aging of prior disputes in quantifying our estimates.

Valuation of long-lived assets—We review intangible and other long-lived assets whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, we compare the expected undiscounted future cash flows to the carrying amount of the assets. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, we are required to make estimates of the fair value of the long-lived assets in order to calculate the impairment loss equal to the difference between the fair value and carrying value of the assets.

We make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as determining asset groups and estimating future cash flows, remaining useful lives, discount rates and growth rates. The resulting undiscounted cash flows are projected over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While we believe that our estimates are reasonable, different assumptions could materially affect the valuation of the long-lived assets. During 2006, we completed an evaluation of our expected future cash flows compared to the carrying value of our assets based on estimates of our expected results of operations. We derive future cash flow estimates from our historical experience and our internal business plans, which include consideration of industry trends, competitive actions, technology changes, regulatory actions, available financial resources for marketing and capital expenditures and changes in our underlying cost structure. Although we believe our estimates to be reasonable, if future cash flow estimates were reduced 5%, then our estimated fair value of the long-lived assets and the indefinite lived intangible assets, in aggregate, would have been reduced by approximately $7 million.

We have concluded that we have one asset group; the network. This is due to the nature of our telecommunications network which utilizes all of the POPs, switches, cables and various other components throughout the network to form seamlessly the telecommunications gateway over which our products and services are carried for any given customer’s phone call or data or Internet transmission. Furthermore, outflows to many of the external network providers are not separately assignable to revenue inflows for any phone call or service plan.

We make assumptions about the remaining useful life of our long-lived assets. The assumptions are based on the average life of our historical capital asset additions, our historical asset purchase trend and that our primary assets, our network switches, have an 8-year life. Because of the nature of our industry, we also assume that the technology changes in the industry render all equipment obsolete with no salvage value after their useful lives. In certain circumstances in which the underlying assets could be leased for an additional period of time, we have included such estimated cash flows in our estimate. If we had projected that the remaining useful lives of our long-lived assets were one-half year shorter, then our estimated fair value of the long-lived assets and the indefinite lived intangible assets, in aggregate, would have been reduced by approximately $12 million.

The estimate of the appropriate discount rate to be used to apply the present value technique in determining fair value was our weighted average cost of capital which is based on the effective rate of our long-term debt obligations at the current market values as well as the current volatility and trading value of our common stock. If we had projected the discount rate to be 500 basis points higher, then our estimated fair value of the long-lived assets and the indefinite lived intangible assets, in aggregate, would have been approximately $15 million less.

Valuation of goodwill—Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (October 1 for Primus) for impairment, or more frequently, if impairment indicators arise. Intangible assets that have finite lives will be amortized over their useful lives and are subject to the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Impairment analysis for goodwill and other indefinite lived intangible assets is also triggered by the performance of a SFAS No. 144 analysis.

Our reporting units are the same as our operating segments as each segment’s components have been aggregated and deemed a single reporting unit because they have similar economic characteristics. Each component is similar in that they each provide telecommunications services for which all of the resources and costs are drawn from the same pool, and are evaluated using the same business factors by management. Furthermore, segment management measures results and allocates resources for the segment as a whole and utilizes country by country financials for statutory reporting purposes.

Goodwill impairment is tested using a two-step process that begins with an estimation of the fair value of each reporting unit. The first step is a screen for potential impairment by comparing the fair value of a reporting unit with its carrying amount. The second step measures the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with its carrying amount.

In estimating fair value of our reporting units, we compare market capitalization of our common stock, distributed between the reporting units based on adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) projections, to the equivalent carrying value (total assets less total liabilities) of such reporting unit. When our carrying value of a reporting unit is a negative value, we proceed to use alternative valuation techniques. These techniques include comparing total fair value of invested capital, distributed between the reporting units based on adjusted EBITDA projections, to the equivalent carrying value (book equity plus book long-term obligations). The carrying value of each reporting unit includes an allocation of the corporate invested capital based on relative size of the reporting units’ intercompany payables and invested capital. Using our adjusted EBITDA projections is a judgment item that can significantly affect the outcome of the analysis, both in basing the allocation on the most relevant time period as well as in allocating fair value between reporting units.

Accounting for income taxes—We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance. In addition, tax contingency reserves (if any) are established or released based on assumptions about the expected outcomes of current or anticipated tax examinations, refund claims and/or tax related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom.

At present, our subsidiaries in the major jurisdictions in which we operate have significant deferred tax assets resulting from tax loss carryforwards. With the exception of our Canadian companies, these deferred tax assets are fully offset with valuation allowances. The appropriateness and amount of these valuation allowances are based on our assumptions about the future taxable income of each affiliate. Except in the case of our Canadian companies, if our assumptions have significantly underestimated future taxable income with respect to a particular affiliate, all or part of the valuation allowance for the affiliate would be reversed and additional income may result. With the exception of our Canadian affiliates, if our assumptions have significantly overestimated future taxable income with respect to a particular affiliate, there would be no change in the net value of the deferred tax asset and no additional income or tax expense would result. If our assumptions with respect to our Canadian affiliates have significantly overestimated future taxable income, a full or partial valuation allowance would be applied to the corresponding deferred tax assets and additional tax expense would result.

Discontinued Operations

In February 2007, the Company sold its Australian domain name registry and web hosting subsidiary, Planet Domain. The sale price was $6.5 million ($8.3 million AUD). The Company received $5.5 million in net cash proceeds from the transaction after closing adjustments. The net assets of Planet Domain were $0.2 million at the closing date.

As a result of the sale, the Company’s consolidated financial statements reflect Planet Domain operations as discontinued operations for all periods reported. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income from discontinued operations.

Summarized operating results of the discontinued Planet Domain operations for the years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Net revenues	$4,212	$3,568	$2,737
Operating expenses	3,064	2,818	2,140

Income from discontinued operations	$1,148	$750	$597

In May 2006, we completed a Share Purchase Agreement (“SPA”) with Videsh Sanchar Nigam Limited (“VSNL”), a leading international telecommunications company and member of the TATA Group, whereby VSNL purchased 100% of the stock of Direct Internet Limited (“DIL”), whose wholly-owned subsidiary, Primus Telecommunications India Limited (“PTIL”), was primarily engaged in providing fixed broadband wireless Internet services to enterprise and retail customers in India. We owned approximately 85% of the stock of DIL through an indirect wholly-owned subsidiary. The remaining approximately 15% of the stock of DIL was owned by the manager of DIL and PTIL, who had founded the predecessor companies. The total purchase consideration was $17.5 million. We received $13.0 million in net cash proceeds from the transaction at closing on June 23, 2006, after closing adjustments. The net assets of DIL were $8.9 million at June 23, 2006.

As a result of the sale, our consolidated financial statements reflect India operations as discontinued operations for the years ended December 31, 2006, 2005, and 2004. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income from discontinued operations.

Summarized operating results of the discontinued India operations for the years ended December 31, 2006, 2005, and 2004 are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Net revenue	$5,653	$10,810	$11,006
Operating expenses	4,476	8,552	8,553

Income from operations	1,177	2,258	2,453
Interest expense	(5)	(4)	(3)
Interest income and other income	45	17	72

Income before income tax	1,217	2,271	2,522
Income tax expense	(78)	(189)	(213)

Income from discontinued operations	$1,139	$2,082	$2,309

Results of Operations

The following information for the years ended December 31, 2006, 2005 and 2004 reflects all the items included in consolidated statements of operations as a percentage of net revenue:

	Year Ended December 31,
	2006	2005	2004
NET REVENUE	100.0%	100.0%	100.0%
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	65.7%	66.3%	60.9%
Selling, general and administrative	28.4%	32.2%	29.3%
Depreciation and amortization	4.7%	7.4%	6.9%
Loss on sale or disposal of assets	1.6%	1.1%	0.1%
Asset impairment write-down	20.8%	0.0%	0.1%

Total operating expenses	121.2%	107.0%	97.3%
INCOME (LOSS) FROM OPERATIONS	(21.2)%	(7.0)%	2.7%
INTEREST EXPENSE	(5.4)%	(4.6)%	(3.8)%
ACCRETION ON DEBT DISCOUNT	(0.2)%	0.0%	0.0%
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	0.5%	0.0%	0.0%
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	0.7%	(0.1)%	(0.8)%
INTEREST AND OTHER INCOME	0.4%	0.1%	0.8%
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	1.1%	(1.5)%	0.5%

LOSS BEFORE INCOME TAXES	(24.1)%	(13.1)%	(0.6)%
INCOME TAX EXPENSE	(0.5)%	(0.3)%	(0.4)%

LOSS FROM CONTINUING OPERATIONS	(24.6)%	(13.4)%	(1.0)%
INCOME FROM DISCONTINUED OPERATIONS, net of tax	0.2%	0.2%	0.2%
GAIN ON SALE OF DISCONTINUED OPERATIONS, net of tax	0.8%	0.0%	0.0%

NET LOSS	(23.6)%	(13.2)%	(0.8)%

The following information reflects net revenue by product line for the years ended December 31, 2006, 2005 and 2004 (in thousands, except percentages) and is provided for informational purposes and should be read in conjunction with the Consolidated Financial Statements and Notes.

	2006	%	2005	%	2004	%
Voice	$718,863	71%	$905,495	77%	$1,102,635	82%
Data/Internet	166,824	17%	167,922	14%	160,375	12%
VOIP	121,568	12%	99,601	9%	74,119	6%

Total	$1,007,255	100%	$1,173,018	100%	$1,337,129	100%

Results of operations for the year ended December 31, 2006 as compared to the year ended December 31, 2005

Net revenue decreased $165.7 million or 14.1% to $1,007.3 million for the year ended December 31, 2006 from $1,173.0 million for the year ended December 31, 2005. Our data/Internet and VOIP revenue contributed $166.8 million and $121.6 million, respectively, for the year ended December 31, 2006, as compared to $167.9 million and $99.6 million, respectively, for the year ended December 31, 2005.

United States: United States net revenue decreased $10.7 million or 5.2% to $196.3 million for the year ended December 31, 2006 from $207.0 million for the year ended December 31, 2005. The decrease is primarily attributed to a decrease of $24.5 million in retail voice services (including declines in residential and small business voice services and prepaid services), a decrease of $3.0 million in Internet services, a decrease of $1.0 million in wireless services which was partially offset by an increase of $10.2 million in carrier services and $6.9 million in retail VOIP.

Canada: Canada net revenue increased $14.0 million or 5.4% to $275.5 million for the year ended December 31, 2006 from $261.5 million for the year ended December 31, 2005. The increase is primarily attributed to an increase of $21.8 million in revenue from new products, which include local, VOIP, broadband Internet, and wireless services, and a $2.0 million increase in prepaid services, which was partially offset by a decrease of $9.2 million in retail voice services. The strengthening of the CAD against the USD accounted for a $17.6 million increase to revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

The following table reflects net revenue for each major country in North America (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended		Year-over-Year
	December 31, 2006 Net Revenue	December 31, 2005 Net Revenue	Variance	Variance %
United States	$192,235	$203,702	$(11,467)	(6)%
Canada	$275,546	$261,511	$14,035	5%
Other	$4,086	$3,324	$762	23%

Europe: European net revenue decreased $125.5 million or 35.6% to $227.4 million for the year ended December 31, 2006 from $352.9 million for the year ended December 31, 2005. The decrease is primarily attributable to a decrease in low margin prepaid services of $66.6 million in the Netherlands, $20.3 million in the UK and $4.5 in Sweden, a $31.4 million decrease in low margin carrier services, primarily attributable to $12.6 million in the UK, $9.8 million in Italy, $4.1 million in Germany, $3.0 million in Denmark and $2.0 million in France, and a $2.5 million decrease in retail voice services. The European prepaid services business declined primarily in Netherlands as a result of restructuring the business and shedding unprofitable revenue and associated costs. The strengthening of the European currencies against the USD accounted for a $2.7 million increase to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The following table reflects net revenue for each major country in Europe (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended December 31, 2006		For the year ended December 31, 2005		Year-over-Year
	Net Revenue	% of Europe	Net Revenue	% of Europe	Variance	Variance %
United Kingdom	$84,397	37%	$113,859	32%	$(29,462)	(26)%
Netherlands	34,457	15%	102,182	29%	(67,725)	(66)%
Germany	45,289	20%	53,658	15%	(8,369)	(16)%
Spain	18,443	8%	17,871	5%	572	3%
France	16,833	8%	19,347	6%	(2,514)	(13)%
Italy	14,408	6%	24,187	7%	(9,779)	(40)%
Other	13,620	6%	21,837	6%	(8,217)	(38)%

Europe Total	$227,447	100%	$352,941	100%	$(125,494)	(36)%

Asia-Pacific: Asia-Pacific net revenue decreased $43.6 million or 12.4% to $307.9 million for the year ended December 31, 2006 from $351.5 million for the year ended December 31, 2005. The decrease is primarily attributable to a $27.6 million decrease in residential voice services, a $21.4 million decrease in dial-up Internet services, a $3.1 million decrease in carrier services, a $2.5 million decrease in business voice services, and a $2.5 million decrease in prepaid and other services, partially offset by a $13.1 million increase in Australia DSL services. The weakening of the AUD against the USD accounted for a $4.7 million decrease to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The following table reflects net revenue for each major country in Asia-Pacific (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended December 31, 2006		For the year ended December 31, 2005		Year-over-Year
	Net Revenue	% of Asia-Pacific	Net Revenue	% of Asia-Pacific	Variance	Variance %
Australia	$301,506	98%	$340,650	97%	$(39,144)	(11)%
Other	6,435	2%	10,890	3%	(4,455)	(41)%

Asia-Pacific Total	$307,941	100%	$351,540	100%	$(43,599)	(12)%

Cost of revenue decreased $116.0 million to $662.2 million, or 65.7% of net revenue, for the year ended December 31, 2006 from $778.2 million, or 66.3% of net revenue, for the year ended December 31, 2005. We continue to shed certain low margin revenue while growing revenue from our new services. Additionally service install and migration fees in Canada and Australia were less than the prior year period as fewer customers from other carriers were migrated on-net in Australia and Canada.

United States: United States cost of revenue increased $1.3 million primarily due to an increase of $12.8 million in carrier services and an increase of $1.1 million in VOIP services. The increases were partially offset by a decrease of $8.8 million in retail voice services, a decrease of $1.8 million in prepaid services, a decrease of $1.7 million for Internet services and a decrease of $0.9 million in wireless services.

Canada: Canada cost of revenue increased $4.6 million primarily due to an increase of $8.1 million in new products, which include local, VOIP and wireless services and customer migration fees and $2.3 million in Internet services. The increases were partially offset by a decrease in retail voice services of $5.2 million. The strengthening of the CAD against the USD accounted for an $8.2 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Europe: European cost of revenue decreased by $95.9 million. The decrease is primarily attributable to a $62.1 million decrease in low margin prepaid services including a decrease of $42.6 million in Netherlands, $15.1 million in the UK and $4.4 million in Sweden. Low margin carrier services decreased $29.8 million primarily due to an $11.3 million decrease in the UK, a $9.4 million decrease in Italy, a $3.8 million decrease in Germany, a $2.9 million decrease in Denmark and a $2.4 million decrease in France. Wireless services decreased $5.0 million primarily in the UK. The strengthening of the European currencies against the USD accounted for a $2.6 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Asia-Pacific: Asia-Pacific cost of revenue decreased $25.9 million primarily due to a decrease of $18.9 million in residential voice services, a decrease of $12.6 million of dial-up Internet services, a decrease of $3.9 million in business services and a decrease of $2.8 million in carrier services. These decreases were partially offset by an increase of $10.8 million for new DSL services including customer migration fees and an increase of $2.0 million in VOIP and other services. Weakening of the AUD against the USD accounted for a $3.1 million decrease to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2006 as compared to the year ended December 31, 2005.

Selling, general and administrative expenses decreased $91.6 million to $286.2 million, or 28.4% of net revenue, for the year ended December 31, 2006 from $377.8 million, or 32.2% of net revenue, for the year ended December 31, 2005. The decrease in selling, general and administrative expenses is attributable to a decrease of $41.1 million in sales and marketing expenses primarily for agent commissions related to prepaid services, a decrease of $21.8 million in salaries and benefits, a decrease of $12.2 million in advertising expenses for new products, a decrease of $7.2 million in professional fees, a decrease of $6.0 million for general and administrative expenses, a decrease of $1.8 million in travel and entertainment and a decrease of $1.4 million in occupancy expenses.

United States: United States selling, general and administrative expenses decreased $33.2 million to $63.3 million for the year ended December 31, 2006 from $96.5 million for the year ended December 31, 2005. The decrease is attributable to a decrease of $11.1 million in advertising expenses primarily attributable to LINGO, a decrease of $6.7 million in salaries and benefits expense due to cost cutting/staff reduction efforts which is net of $0.3 million of related severance expense in 2006, a decrease of $6.3 million in sales and marketing expense primarily for agent commissions related to low margin prepaid services, a decrease of $6.1 million in professional fees which includes savings related to Sarbanes-Oxley compliance and consulting support of the LINGO and wireless businesses, a decrease of $1.8 million in general and administrative expenses and a decrease of $1.2 million in occupancy and travel and entertainment expenses.

Canada: Canada selling, general and administrative expense increased $0.7 million to $98.3 million for the year ended December 31, 2006 from $97.6 million for the year ended December 31, 2005. The increase is attributable to an increase of $3.3 million in advertising, an increase of $1.2 million in professional fees and an increase of $0.6 million in occupancy and travel and entertainment expenses. These increases were partially offset by a decrease of $2.1 million in sales and marketing expense, a decrease of $1.3 million in salaries which reflects $0.9 million of severance expense in 2006 and a decrease of $1.0 million in general and administrative expenses.

Europe: Europe selling, general and administrative expense decreased $43.6 million to $46.3 million for the year ended December 31, 2006 from $89.9 million for the year ended December 31, 2005. The decrease is attributable to a decrease of $32.8 million in sales and marketing expense primarily for agent commissions related to low margin prepaid services, a decrease of $4.5 million in salaries and benefits expense which reflects $1.1 million of severance expense in 2006, a decrease of $2.3 million in professional fees, a decrease of $1.4 million in travel and entertainment expenses, a decrease of $1.4 million in general and administrative expenses and a decrease of $1.2 million in occupancy expenses and advertising.

Asia-Pacific: Asia-Pacific selling, general and administrative expense decreased $15.6 million to $78.3 million for the year ended December 31, 2006 from $93.8 million for the year ended December 31, 2005. The decrease is attributable to a decrease of $9.3 million in salaries and benefits expense which reflects $0.3 million of severance expense in 2006, a decrease of $4.3 million in advertising and a decrease of $1.8 million in general and administrative expenses.

Depreciation and amortization expense decreased $39.1 million to $47.5 million for the year ended December 31, 2006 from $86.6 million for the year ended December 31, 2005. The decrease consisted of a decrease in depreciation expense of $27.6 million and a decrease in amortization expense of $11.5 million. The decrease is primarily due to the asset impairment recognized in the second quarter 2006.

Gain or loss on sale or disposal of assets was a loss of $16.1 million for the year ended December 31, 2006. We recognized a charge associated with the sale or disposal of specific long-lived assets which were taken out of service. The charge includes $8.9 million in the United States, $2.2 million in the United Kingdom, $2.0 million in Japan, $1.8 million in Canada and $1.2 million in various other countries and is comprised of network fiber, peripheral switch equipment, software development costs and other network equipment. Loss on disposal of assets was $13.4 million for the year ended December 31, 2005. We recognized a charge associated with the disposal of specific long-lived assets which were taken out of service. The charge included $8.9 million in the United Kingdom, $3.1 million in the United States, $1.3 million in Germany and $0.1 million in Spain and was comprised of network fiber, peripheral switch equipment, software development costs and other network equipment.

Asset impairment write-down was $209.2 million for 2006. During the second quarter 2006, the Company adjusted the carrying value of its long-lived assets and indefinite lived intangible assets to their estimated fair value of $108.7 million and

$34.9 million, respectively. The $209.2 million write-down consists of a write-down of $151.8 million in property and equipment, $5.3 million in customer lists and other intangible assets, and $52.1 million in goodwill under the provisions of SFAS No. 144 and SFAS No. 142.

Interest expense, including accretion of debt discount, increased $2.5 million to $55.9 million for the year ended December 31, 2006 from $53.4 million for the year ended December 31, 2005. The increase is the result of $8.2 million from changes in the variable interest rate of our Senior Secured Term Loan Facility, the issuance of our $27.5 million Step Up Convertible Subordinated Debentures and capital leases. This is offset by a $5.7 million decrease due to interest saved from exchanges of $56.3 million of 2003 Convertible Subordinated Debentures, and $2.5 million of October 1999 Senior Notes, deferred offering costs amortization changes and other interest.

Change in fair value of derivatives embedded within convertible debt was a gain of $5.4 million for the year ended 2006. Our Step Up Convertible Subordinated Debentures, 2000 Convertible Subordinated Debentures and 2003 Convertible Senior Notes contained embedded derivatives that required bifurcation from the debt host from February 27 to June 20, 2006. We recognized these embedded derivatives as a current liability in our balance sheet, measured them at their estimated fair value and recognized changes in the fair value of the derivative instruments in earnings. We estimated the fair value of these embedded derivatives using a theoretical model based on the historical volatility of our common stock of 100% as of June 20, 2006. On June 20, 2006, the embedded derivatives no longer qualified for bifurcation. We estimated that the embedded derivatives had a June 20, 2006 (the final valuation date) fair value of $10.3 million and at March 31, 2006, an estimated fair value of $13.1 million. The embedded derivatives derived their value primarily based on changes in the price and volatility of our common stock. The estimated fair value of the embedded derivatives decreased as the price of our common stock decreased. The closing price of our common stock decreased to $0.64 on June 20, 2006 from $0.88 on February 27, 2006, causing the overall value of the derivative instrument to decline. As a result, during the year ended December 31, 2006, we recognized a gain of $5.4 million from the change in estimated fair value of the embedded derivatives.

Gain on early extinguishment or restructuring of debt was $7.4 million for the year ended 2006. In June 2006, we exchanged $54.8 million principal amount of the Company’s 2003 Convertible Senior Notes and $20.5 million of cash for $56.3 million principal amount of PTHI’s 5% Exchangeable Senior Notes and $11.3 million of future cash payments resulting in a gain on restructuring of debt of $4.8 million including the expensing of related financing costs. In March 2006, we exchanged $27.4 million principal amount of our 2000 Convertible Subordinated Debentures for $27.5 million principal amount of our 2006 Step Up Convertible Subordinated Debentures resulting in a gain on early extinguishment of debt of $1.5 million including the write-off of related deferred financing costs. In January 2006, we exchanged 1,825,000 shares of our common stock for the extinguishment of $2.5 million in principal amount of the October 1999 Senior Notes resulting in a $1.2 million gain on early extinguishment of debt including the write-off of related deferred financing costs.

Foreign currency transaction gain (loss) was a gain of $10.6 million for the year ended December 31, 2006 as compared to a loss of ($17.6) million for the year ended December 31, 2005. The gain or loss is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Income tax expense increased to $4.9 million for the year ended December 31, 2006 from $3.8 million for the year ended December 31, 2005. The expense for both periods primarily consists of foreign withholding tax on intercompany interest and royalty fees owed to our United States subsidiaries by our Canadian and Australian subsidiaries.

Results of operations for the year ended December 31, 2005 as compared to the year ended December 31, 2004

Net revenue decreased $164.1 million or 12.3% to $1,173.0 million for the year ended December 31, 2005 from $1,337.1 million for the year ended December 31, 2004 for the reasons described below. Our data/Internet and VOIP revenue contributed $167.9 million and $99.6 million, respectively, for the year ended December 31, 2005, as compared to $160.4 million and $74.1 million, respectively, for the year ended December 31, 2004.

United States: United States net revenue decreased $40.4 million or 16.3% to $207.0 million for the year ended December 31, 2005 from $247.4 million for the year ended December 31, 2004. The decrease is primarily attributed to a decrease of $33.7 million in retail voice services (including declines in residential and small business voice services and prepaid services), a decrease of $23.1 million in carrier services and a $4.7 million decrease in Internet services which was partially offset by an increase of $20.1 million in retail VOIP and an increase of $1.1 million in wireless services.

Canada: Canada net revenue increased $17.4 million or 7.1% to $261.5 million for the year ended December 31, 2005 from $244.1 million for the year ended December 31, 2004. The increase is primarily attributed to an increase of $30.4 million in new products, which include local, VOIP and wireless services, an $11.2 million increase in prepaid services, and a $10.7 million increase in Internet services (mainly due to the April 2004 acquisition of Magma Communications Ltd.

(“Magma”)), which was partially offset by a decrease of $34.4 million in retail voice services. The strengthening of the CAD against the USD accounted for a $17.9 million increase to revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

The following table reflects net revenue for each major country in North America (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended		Year-over-Year
	December 31, 2005 Net Revenue	December 31, 2004 Net Revenue	Variance	Variance %
United States	$203,702	$244,043	$(40,341)	(17)%
Canada	$261,511	$244,091	$17,420	7%
Other	$3,324	$3,350	$(26)	(1)%

Europe: European net revenue decreased $98.8 million or 21.9% to $352.9 million for the year ended December 31, 2005 from $451.8 million for the year ended December 31, 2004. The decrease is primarily attributable to a decrease of $104.5 million in prepaid services in the UK, a $21.7 million decrease in retail voice services, a $1.9 million decrease in wireless services, and a $0.8 million decrease in Internet and other services, partially offset by an increase in prepaid services of $24.2 million in the Netherlands and $3.9 million in Sweden and an increase of $2.0 million in carrier services. The European prepaid services business declined primarily in the UK due to a UK court decision regarding the application of VAT which favored our competitors and made PRIMUS’ products uncompetitive from a pricing standpoint. As of the first half of 2005, we no longer operate a prepaid service business in the UK, but rather are a support service provider through a wholesale relationship. During the second quarter 2005 we launched prepaid services operations in new geographic markets. The restructuring of the prepaid services business in the UK also reduced the collectibility of our receivables and resulted in a $2.5 million write-down of receivables. The weakening of the European currencies against the USD accounted for a $1.4 million decrease to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The following table reflects net revenue for each major country in Europe (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended December 31, 2005		For the year ended December 31, 2004		Year-over-Year
	Net Revenue	% of Europe	Net Revenue	% of Europe	Variance	Variance %
United Kingdom	$113,859	32%	$241,271	53%	$(127,412)	(53)%
Netherlands	102,182	29%	79,548	18%	22,634	28%
Germany	53,658	15%	47,480	11%	6,178	13%
France	19,347	6%	20,129	4%	(782)	(4)%
Other	63,895	18%	63,322	14%	573	1%

Europe Total	$352,941	100%	$451,750	100%	$(98,809)	(22)%

Asia-Pacific: Asia-Pacific net revenue decreased $42.4 million or 10.8% to $351.5 million for the year ended December 31, 2005 from $393.9 million for the year ended December 31, 2004. The decrease is primarily attributable to a $32.8 million decrease in residential voice services, a $32.9 million decrease in dial-up Internet services, an $8.2 million decrease in business voice services, and a $3.5 million decrease in prepaid services, partially offset by a $32.0 million increase in new Australia DSL services, and a $3.3 million increase in carrier services. The strengthening of the AUD against the USD accounted for a $14.0 million increase to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The following table reflects net revenue for each major country in Asia-Pacific (in thousands, except percentages):

Revenue by Country—in USD

	For the year ended December 31, 2005		For the year ended December 31, 2004		Year-over-Year
	Net Revenue	% of Asia-Pacific	Net Revenue	% of Asia-Pacific	Variance	Variance %
Australia	$340,650	97%	$382,163	97%	$(41,513)	(11)%
Other	10,890	3%	11,732	3%	(842)	(7)%

Asia-Pacific Total	$351,540	100%	$393,895	100%	$(42,355)	(11)%

Cost of revenue decreased $36.2 million to $778.2 million, or 66.3% of net revenue, for the year ended December 31, 2005 from $814.4 million, or 60.9% of net revenue, for the year ended December 31, 2004. We continue to experience a shift from higher margin legacy long distance voice and dial-up Internet revenues to new product sets that include bundled services and lower margin prepaid and resold services. We are also experiencing significant pressure on our margins with the increased customer and service migration fees in Canada and Australia.

United States: United States cost of revenue decreased $25.8 million primarily due to a decrease of $22.6 million in carrier services, a decrease of $12.0 million in retail voice services, a decrease of $3.1 million for prepaid services and a decrease of $2.6 million for Internet services. The decreases were partially offset by an increase of $13.1 million in VOIP services, and an increase of $1.4 million in wireless services, as these businesses expand further.

Canada: Canada cost of revenue increased $20.9 million primarily due to an increase of $25.3 million in new products, which include local, VOIP and wireless services and customer migration fees, $5.7 million in prepaid services and $3.9 million in Internet services. The increases were partially offset by a decrease in retail voice services of $13.5 million. The strengthening of the CAD against the USD accounted for a $7.4 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Europe: European cost of revenue decreased by $26.6 million. The decrease is primarily attributable to a $26.9 million decrease in prepaid services including a decrease of $62.9 million in the UK, offset by increases of $32.0 million in the Netherlands and $4.0 million in Sweden. Retail voice decreased $5.3 million primarily in Austria and the UK. These decreases were offset by increases of $3.4 million in carrier services primarily due to a $7.2 million increase in Germany, a $5.6 million increase in Italy, a $1.4 million increase in Spain, and an increase of $0.7 million in France, offset by a $10.1 million decrease in the UK. The weakening of the European currencies against the USD accounted for a $1.5 million decrease to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Asia-Pacific: Asia-Pacific cost of revenue decreased $4.7 million primarily due to a decrease of $11.6 million in residential voice services, a decrease of $9.1 million of Internet services, a decrease of $4.3 million in business services, and a decrease of $2.3 million in prepaid services. These decreases were partially offset by an increase of $19.1 million for DSL services including customer migration fees, and an increase of $2.8 million for carrier services. Strengthening of the AUD against the USD accounted for an $8.1 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Selling, general and administrative expenses decreased $13.7 million to $377.8 million, or 32.2% of net revenue, for the year ended December 31, 2005 from $391.5 million, or 29.3% of net revenue, for the year ended December 31, 2004.

The decrease in selling, general and administrative expenses is attributable to a decrease of $22.0 million in sales and marketing expenses primarily for agent commissions, a decrease of $5.7 million in advertising expenses for new products, and a decrease of $2.4 million for general and administrative expenses. These decreases were partially offset by an increase of $8.7 million in salaries and benefits which reflects $3.5 million of severance expense and additional spending for VOIP, local, broadband and wireless initiatives, a $6.4 million increase in professional fees which includes efforts related to Sarbanes-Oxley compliance and consulting support of the LINGO and wireless businesses, and an increase of $1.5 million in occupancy.

United States: United States selling, general and administrative expenses decreased $0.9 million to $96.5 million for the year ended December 31, 2005 from $97.4 million for the year ended December 31, 2004. The decrease is attributable to a decrease of $3.2 million in salaries and benefits expense due to cost cutting/staff reduction efforts which is net of $1.4 million of related severance expenses, a decrease of $1.2 million in sales and marketing expense primarily for agent commissions, and a decrease of $0.8 million in advertising expenses. These decreases were partially offset by an increase of

$3.8 million in professional fees which includes efforts related to Sarbanes-Oxley compliance and consulting support of the LINGO and wireless businesses, and an increase of $0.8 million in occupancy.

Canada: Canada selling, general and administrative expense increased $7.2 million to $97.6 million for the year ended December 31, 2005 from $90.4 million for the year ended December 31, 2004. The increase is attributable to an increase of $8.9 million in salaries and benefits expense which reflects $0.8 million of severance expense and additional spending for new products, and an increase of $1.4 million in professional fees. These increases were partially offset by a decrease of $3.3 million in advertising expenses.

Europe: Europe selling, general and administrative expense decreased $16.1 million to $89.9 million for the year ended December 31, 2005 from $106.0 million for the year ended December 31, 2004. The decrease is attributable to a decrease of $20.1 million in sales and marketing expense primarily for agent commissions related to prepaid services. This decrease was partially offset by an increase of $1.5 million in professional fees, an increase of $1.2 million in general and administrative expenses and an increase of $1.2 million in salaries and benefits expense which reflects $0.4 million of severance expense.

Asia-Pacific: Asia-Pacific selling, general and administrative expense decreased $3.9 million to $93.8 million for the year ended December 31, 2005 from $97.7 million for the year ended December 31, 2004. The decrease is attributable to a decrease of $3.0 million in general and administrative expenses, and a decrease of $1.7 million in advertising expenses. These decreases were partially offset by an increase of $1.9 million in salaries and benefits expense which reflects $0.9 million of severance expense.

Depreciation and amortization expense decreased $5.1 million to $86.6 million for the year ended December 31, 2005 from $91.7 million for the year ended December 31, 2004. The decrease consisted of a decrease in amortization expense of $3.5 million and a decrease in depreciation expense of $1.5 million as assets become fully depreciated.

Loss on sale or disposal of assets was $13.4 million for the year ended December 31, 2005. We recognized a charge associated with the disposal of specific long-lived assets which were taken out of service. The charge included $8.5 million in the United Kingdom, $3.1 million in the United States, $1.3 million in Germany and $0.1 million in Spain and was comprised of network fiber, peripheral switch equipment, software development costs and other network equipment. The charge also included $0.4 million of wireless handset development costs in the United Kingdom determined to be obsolete. Loss on sale of disposal of assets was $1.9 million for the year ended December 31, 2004. The loss was primarily the result of a sale of network equipment which was decommissioned when it was replaced by newer technology during the three months ended June 30, 2004.

Asset impairment write-down was $1.6 million for the year ended December 31, 2004. The $1.6 million impairment consisted of specific long-lived asset write-offs which included $0.6 million of networking equipment and $0.9 million of leasehold improvements on a vacated property in the United States.

Interest expense increased $2.9 million to $53.4 million for the year ended December 31, 2005 from $50.5 million for the year ended December 31, 2004. The increase is the result of $8.8 million in interest from our February 2005 senior secured term loan facility, offset by $5.9 million in interest saved from the reduction of senior debt and other refinancing arrangements.

Gain (loss) on early extinguishment of debt was ($1.7) million for the year ended December 31, 2005. The ($1.7) million loss resulted from the exchange of our common stock for the extinguishment of $17.0 million in principal amount of the 2000 Convertible Subordinated Debentures and $8.6 million in principal amount of the October 1999 Senior Notes including the write-off of deferred financing costs. The ($11.0) million loss in the year ended December 31, 2004 consisted of $10.0 million in premium payments related to our purchase of $194.5 million in principal amount of senior notes and a $3.1 million write-off of deferred financing costs; a $1.0 million gain related to our purchase of $4.0 million in principal amount of our convertible subordinated debentures, prior to maturity; and a $1.1 million gain on the settlement of a $6.1 million outstanding payment obligation from the acquisition of Cable & Wireless’ United States-based retail switched voice services customer bases.

Interest and other income decreased $9.0 million to $2.5 million for the year ended December 31, 2005, from $11.5 million for the year ended December 31, 2004. The decrease is primarily due to the release of a provision for a tax assessment in the year ended December 31, 2004, including interest and penalties, related to a business acquisition in March 1999. In August 2004, we were released from the tax assessment in its entirety and recorded a $9.2 million gain.

Foreign currency transaction gain (loss) was a loss of ($17.6) million for the year ended December 31, 2005 as compared to a gain of $6.6 million for the year ended December 31, 2004. The loss is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Income tax expense decreased to $3.8 million for the year ended December 31, 2005 from $5.7 million for the year ended December 31, 2004. The expense for both periods primarily consists of foreign withholding tax on intercompany interest and royalty fees owed to our United States subsidiary by our Canadian and Australian subsidiaries, and the decrease is due to lower interest and fees.

Liquidity and Capital Resources

Changes in Cash Flows

Our principal liquidity requirements arise from cash used in operating activities, purchases of network equipment including switches, related transmission equipment and capacity, DSL network build-out, development of back-office systems, interest and principal payments on outstanding debt and other obligations, withholding taxes and acquisitions. We have financed our growth and operations to date through public offerings and private placements of debt and equity securities, vendor financing, capital lease financing and other financing arrangements.

Net cash provided by operating activities was $12.9 million for the year ended December 31, 2006 as compared to net cash used in operating activities of $50.7 million for the year ended December 31, 2005. For the year ended December 31, 2006, net loss, net of non-cash operating activity, provided $19.9 million of cash. In addition, cash was increased by a reduction in accounts receivable of $14.8 million, increases in deferred revenue, accrued expenses, accrued income taxes and other liabilities of $3.8 million, and a reduction in prepaid expenses and other current assets of $9.4 million. In 2006, we used $36.6 million to reduce our accounts payable and accrued interconnection costs. During the year ended December 31, 2005, cash was increased by reductions in accounts receivable of $19.3 million and prepaid expenses and other current assets of $4.1 million as prepaid balances, inventories and non-trade receivables were reduced. For the year ended December 31, 2005, net loss, net of non-cash operating activity, used $19.0 million of cash. In addition, we used $46.1 million to reduce our accounts payable and accrued interconnection costs, $7.4 million to reduce our accrued expenses, accrued interest, accrued income tax and other liabilities and $1.6 million to increase other assets.

Net cash used by investing activities was $17.9 million for the year ended December 31, 2006 compared to $44.3 million for the year ended December 31, 2005. Net cash used by investing activities during the year ended December 31, 2006 included $33.0 million of capital expenditures primarily for additions to our DSL networks in Australia and Canada and back office support systems, offset by a $2.4 million decrease in restricted cash and $12.9 million net cash proceeds from the disposition of our India operations. Net cash used by investing activities during the year ended December 31, 2005 included $49.8 million of capital expenditures primarily for additions to our global network, especially the Australian DSL network, and back office support systems, offset by a $5.8 million decrease in restricted cash.

Net cash provided by financing activities was $25.5 million for the year ended December 31, 2006 as compared to net cash provided by financing activities of $89.7 million for the year ended December 31, 2005. During the year ended December 31, 2006, net cash provided by financing activities consisted of $32.4 million from the issuance of $24.1 million 5% Exchangeable Senior Notes for $17.7 million in cash, net of $2.9 million in financing costs, and the issuance of $14.8 million through an amended and restated loan facility with a Canadian financial institution, net of $0.2 million in financing costs; $5.0 million from the sale of 6.7 million shares of our common stock pursuant to a subscription agreement with an existing stockholder; partially offset by $11.9 million of principal payments on capital leases, leased fiber capacity, financing facilities and other long-term obligations. During the year ended December 31, 2005, net cash provided by financing activities consisted of $97.0 million from the issuance of our $100 million senior secured term loan facility, net of $3.0 million in financing costs, and $12.8 million issued through the loan agreement with a Canadian financial institution; partially offset by $20.3 million of principal payments on capital leases, leased fiber capacity, financing facilities and other long-term obligations.

Short- and Long-Term Liquidity Considerations and Risks

As of December 31, 2006, we had $64.3 million of cash and cash equivalents. We believe that our existing cash and cash equivalents, along with our 2007 operations and completed financing transactions, will be sufficient to fund our debt service requirements, the repayment of the 2000 Convertible Subordinated Debentures and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), and other cash needs for our operations for the next twelve months.

We have successfully executed a number of liquidity-enhancing initiatives that enabled us to fund both our 2006 and 2007 business plans and to meet our debt maturity obligations in February 2007. These initiatives included the following transactions: (1) the sale of Primus India for $13.0 million in net cash proceeds in 2006; (2) private debt exchanges and issuances involving new 5% Exchangeable Senior Notes that raised $20.5 million in cash without materially increasing the amount of total debt in 2006; (3) raising $5.0 million in equity in 2006; (4) in 2007, two private sales of $75.2 million principal amount of new 14 1/4% Second Lien Notes for cash, and the accompanying private exchange of an additional $33.0 million principal amount of 14 1/4% Second Lien Notes for $40.7 million principal amount of existing 12.75% Senior Notes; (5) financing and refinancing arrangements with fiber and equipment vendors in 2006 and 2007; (6) the sale of a business unit in Australia for approximately $6 million in net cash proceeds in 2007; and (7) the refinancing of the existing Canadian credit facility in 2007.

Our high-margin broadband, VOIP, mobile and local service initiatives are performing well. They have reached an annualized revenue run-rate of approximately $140 million, having experienced a 52% year-over-year increase in revenue in 2006. We are pleased with that performance but also believe that our potential for growth is much higher in these services with greater investment than is currently available to us. Tapping that full potential will require a greater investment in sales and marketing over the next two years. Such an investment seems fully justified given our clear need for revenue and profitability growth from these services to compensate for the corresponding declines from our high-margin legacy long distance voice and dial-up Internet businesses. This remains management’s primary challenge, and improvements in this area are closely linked to our ability to enhance operating performance in order to access growth capital needed to realize our full potential.

We will continue to have significant debt service obligations during the next year and on a long-term basis. Also there can be no assurance that changes in assumptions or conditions, including those referenced under “Legal Proceedings” and “Special Note Regarding Forward-Looking Statements” will not adversely affect our financial condition or short-term or long-term liquidity.

As of December 31, 2006, we have $6.2 million in future minimum purchase obligations, $41.0 million in future operating lease payments and $644.1 million of indebtedness. Payments of principal and interest are due as follows (and do not include the effects of the $108 million principal amount of 14 1/4% Second Lien Notes due 2011 issued in February and March 2007 or the refinancing of the Canadian loan agreement with Guggenheim Corporate Funding, LLC (see Note 21—”Subsequent Events”)):

Year Ending December 31,	Vendor Financing (1)	Senior Secured Term Loan Facility (2)	Other Long Term Obligations	Senior Notes	Convertible and Exchangeable Senior Notes (3)(4)	Step Up Subordinated Debentures	Convertible Subordinated Debentures	Purchase Obligations	Operating Leases	Total
	(amounts in thousands)
2007	$8,764	$12,628	$5,600	$28,324	$5,713	$1,832	$23,355	$815	$14,815	$101,846
2008	8,944	12,509	28,232	28,324	5,713	2,107	—	1,354	10,663	97,846
2009	2,414	12,390	28	99,884	5,713	29,679	—	2,316	7,406	159,830
2010	2,356	12,271	28	19,200	137,879	—	—	812	4,676	177,222
2011	4	94,250	28	19,200	—	—	—	261	1,640	115,383
Thereafter	—	—	90	283,000	—	—	—	661	1,835	285,586

Total Minimum Principal & Interest Payments	22,482	144,048	34,006	477,932	155,018	33,618	23,355	6,219	41,035	937,713
Less: Amount Representing Interest	(2,488)	(45,798)	(2,994)	(171,372)	(21,446)	(6,137)	(653)	—	—	(250,888)

Face Value of Long-Term Obligations	19,994	98,250	31,012	306,560	133,572	27,481	22,702	6,219	41,035	686,825
Less: Amount Representing Discount	—	—	—	—	(1,407)	(3,947)	—	—	—	(5,354)
Add: Exchangeable Notes Interest Treated as Long-Term Obligations (3)	—	—	—	—	9,857	—	—	—	—	9,857

Book Value of Long-Term Obligations	$19,994	$98,250	$31,012	$306,560	$142,022	$23,534	$22,702	$6,219	$41,035	$691,328

(1)	For preparation of this table, we have used the renegotiated payment schedule of Optus promissory note, which extended the payment through December 2008 (see Note 21—”Subsequent Events”).

(2)	For preparation of this table, we have assumed the interest rate of the $100 million Senior Secured Term Loan Facility to be 11.9%, which is the rate at December 31, 2006.

(3)	For preparation of this table, we have assumed that the maturity date for the 5% Exchangeable Senior Notes is June 30, 2010 and will not be accelerated to June 30, 2009.

(4)	For preparation of this table, we have shown separately the cash interest payments of the 5% Exchangeable Senior Notes as a portion of long-term obligations (see Note 5—”Long-Term Obligations”). The interest due on the exchangeable notes in 2007, 2008, 2009 and 2010 is $2.8 million, $2.8 million, $2.8 million and $1.4 million, respectively.

We have contractual obligations to utilize network facilities from certain carriers with terms greater than one year. We generally do not purchase or commit to purchase quantities in excess of normal usage or amounts that cannot be used within the contract term. We have minimum annual purchase obligations of $0.8 million in 2007.

The indentures governing the senior notes, convertible senior notes, exchangeable senior notes, step up convertible subordinated debentures, convertible subordinated debentures, and the senior secured term loan facility, as well as other credit arrangements, contain certain financial and other covenants which, among other things, will restrict our ability to incur further indebtedness and make certain payments, including the payment of dividends and repurchase of subordinated debt and certain debt issued by our subsidiaries. The Company was in compliance with the above covenants at December 31, 2006.

From time to time, we consider the feasibility and timing of transactions that could raise capital for additional liquidity, debt reduction, refinancing of existing indebtedness and for additional working capital and growth opportunities. There can be no assurance we will be successful in any of these efforts to obtain any such financing on acceptable terms or at all. If we are successful in raising additional financing, securities comprising a significant percentage of our diluted capital may be issued in connection with the completion of such transactions. Additionally, if our plans or assumptions change or prove inaccurate, including those with respect to our debt levels, competitive developments, developments affecting our network or new product initiatives, services, operations or cash from operating activities, if we consummate additional investments or acquisitions, if we experience unexpected costs or competitive pressures or if existing cash and any other borrowings prove to be insufficient, we may need to obtain such financing and/or relief sooner than expected. In such circumstances, there can be no assurance we will be successful in these efforts to obtain new capital at acceptable terms.

In light of the foregoing, we and/or our subsidiaries will evaluate and determine on a continuing basis, depending on market conditions and the outcome of events described herein under “Special Note Regarding Forward—Looking Statements,” the most efficient use of our capital and resources, including investment in our network, systems and new product initiatives, purchasing, refinancing, exchanging, tendering for or retiring certain of our outstanding debt securities in privately negotiated transactions, open market transactions or by other direct or indirect means or purchasing our common stock in the open market to the extent permitted by our existing covenants.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We anticipate that the adoption of this standard will not have a material impact on our results of operations, financial position and cash flows.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB No.108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No.108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No.108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. We adopted SAB No.108 for the year ended December 31, 2006 with no impact on its results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires recognition of the over- or underfunded status of defined benefit postretirement plans as an asset or liability in the statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires measurement of the funded status of a plan as of the date of the statement of financial position. SFAS No. 158 is effective for recognition of the funded status of the benefit plans for fiscal years ending after December 15, 2006 and is effective for the measurement date provisions for fiscal years ending after December 15, 2008. We anticipate that the adoption of this standard will not have an impact on our results of operations, financial position and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require new fair value measurements and the Company does not expect the application of this standard to change our current practices. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after

November 15, 2007 and interim periods within those fiscal years. We anticipate that the adoption of this standard will not have an impact on our results of operations, financial position and cash flows.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” which is effective for fiscal years beginning after December 15, 2006. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. We are currently evaluating the impact of adopting FIN No. 48 on its results of operations, financial position and cash flow.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS No. 155 are effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We anticipate that the adoption of this standard will not have a material impact on our results of operations, financial position and cash flows.

Special Note Regarding Forward Looking Statements

Certain statements in this prospectus constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward looking statements include, without limitation, statements set forth in this document and elsewhere regarding, among other things:

•

expectations of future growth, creation of shareholder value, revenue, foreign revenue contributions and net income, as well as income from operations, margins, earnings per share, cash flow and cash sufficiency levels, working capital, network development, customer migration and related costs, spending on and success with new product initiatives, including the development of broadband Internet, VOIP, wireless and local services, traffic development, capital expenditures, selling, general and administrative expenses, income tax expense, fixed asset and goodwill impairment charges, service introductions and cash requirements;

•

increased competitive pressures, declining usage patterns, and our new product initiatives, bundled service offerings, the pace and cost of customer migration onto our networks, the effectiveness and profitability of the new products;

•	financing, refinancing, de-leveraging and/or debt repurchase, restructuring, exchange or tender plans or initiatives, and potential dilution of existing equity holders from such initiatives;

•	liquidity and debt service forecasts;

•	assumptions regarding currency exchange rates;

•	timing, extent and effectiveness of cost reduction initiatives and management’s ability to moderate or control discretionary spending;

•	management’s plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans, performance and results; and

•	management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings.

Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward looking statements include those set forth in “Risk Factors” as well as, without limitation:

•	changes in business conditions causing changes in the business direction and strategy by management;

•	heightened competitive pricing and bundling pressures in the markets in which PRIMUS operates;

•	accelerated decrease in minutes of use on wireline phones;

•	fluctuations in the exchange rates of currencies, particularly of the USD relative to foreign currencies of the countries where PRIMUS conducts its foreign operations;

•	adverse interest rate developments affecting our variable interest rate debt;

•

difficulty in maintaining or increasing customer revenues and margins through our new product initiatives and bundled service offerings, and difficulties in migrating and provisioning broadband and local customers to DSL networks;

•	inadequate financial resources to promote and to market the new product initiatives;

•

fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

•	the possible inability to raise additional capital when needed, on attractive terms, or at all;

•	the inability to reduce, repurchase, refinance, exchange, tender for or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

•	the impact of the delisting of our common stock from the Nasdaq Capital Market which may impair our ability to raise capital;

•

further changes in the telecommunications or Internet industry, including rapid technological changes, regulatory and pricing changes in our principal markets and the nature and degree of competitive pressure that we may face;

•	adverse tax or regulatory rulings from applicable authorities;

•	enhanced broadband, DSL, Internet, wireless, VOIP and local and long distance voice telecommunications competition;

•	changes in financial, capital market and economic conditions;

•	changes in service offerings or business strategies, including the need to modify business models if performance is below expectations;

•	difficulty in retaining existing long distance wireline and dial-up ISP customers;

•	difficulty in migrating or retaining customers associated with acquisitions of customer bases, or integrating other assets;

•	difficulty in selling new services in the marketplace;

•	difficulty in providing broadband, DSL, local, VOIP or wireless services;

•	changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

•

restrictions on our ability to execute certain strategies or complete certain transactions as a result of our inexperience with new product initiatives, or limitations imposed by available cash resources, our capital structure or debt covenants;

•

risks associated with our limited DSL, Internet, VOIP, Web hosting and wireless experience and expertise, including cost effectively utilizing new marketing channels such as interactive marketing utilizing the Internet;

•	entry into developing markets;

•	aggregate margin contribution from the new products are not sufficient in amount or timing to offset the margin decline in our legacy long distance voice and dial-up ISP businesses;

•	the possible inability to hire and/or retain qualified executive management, sales, technical and other personnel;

•	risks associated with international operations;

•	dependence on effective information systems;

•

dependence on third parties for access to their networks to enable us to expand and manage our global network and operations and to offer broadband, DSL, local, VOIP and wireless services, including dependence upon the cooperation of incumbent carriers relating to the migration of customers;

•	dependence on the performance of our global standard asynchronous transfer mode and Internet-based protocol (ATM+IP) communications network;

•

adverse regulatory rulings or actions affecting our operations, including the imposition of taxes and fees, the imposition of obligations upon VOIP providers to provide enhanced 911 (E911) services and restricting access to broadband networks owned and operated by others;

•

the potential further elimination or limitation of a substantial amount or all of our United States or foreign operating loss carryforwards due to future significant issuances of equity securities, changes in ownership or other circumstances, which carryforwards would otherwise be available to reduce future taxable income; and

•	the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

As such, actual results or circumstances may vary materially from such forward looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward looking statements which speak only as of the date these statements were made. We are not obligated to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures.

Our management evaluated, with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation, as a result of the material weakness described below, our principal executive officer and our principal financial officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures were not effective. Disclosure controls and procedures mean our controls and other procedures that are designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

Evaluation of Internal Control Over Financial Reporting.

As part of our compliance efforts relative to Section 404 of Sarbanes-Oxley Act of 2002, management assessed the effectiveness of internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. Based on the assessment, management identified a material weakness in our internal control over accounting for income taxes. The material weakness in internal control related to a lack of personnel with adequate expertise in income tax accounting matters, a lack of documentation, insufficient historical analysis and ineffective reconciliation procedures. These deficiencies represent a material weakness in internal control over financial reporting on the basis that there is more than a remote likelihood that a material misstatement in the Company’s interim or annual financial statements due to errors in accounting for income taxes could occur and would not be prevented or detected by its internal control over financial reporting. Because of this material weakness in internal control over financial reporting, management concluded that, as of December 31, 2006, our internal control over financial reporting was not effective based on the criteria set forth by COSO.

Management’s report on internal control over financial reporting as of December 31, 2006 appears on page F-2 and is incorporated herein by reference. The report of Deloitte & Touche LLP on management’s assessment and the effectiveness of internal control over financial reporting are set forth in Part IV, Item 15 of this annual report.

Discussion on Income Tax Material Weakness.

Our income tax accounting in 2006 had significant complexity due to impairment of assets, cancellation of indebtedness, a significant number of foreign subsidiary legal entities and various tax contingencies. To address this complexity, we instituted other procedures and outsourced the more complex areas of our income tax work to third party tax service providers. While these steps have helped address some of the internal control deficiencies noted above, they have not been sufficient to conclude that our internal control over accounting for income taxes was effective as of December 31, 2006. Accordingly, we have, and will continue, to conduct significant remediation activities including:

•	Hiring of additional full time tax accounting staff;

•	Increased use of third party tax service providers for the more complex areas of our income tax accounting; and

•	Increased formality and rigor of controls and procedures over accounting for income taxes.

To address the control weakness described above, we performed additional analysis and other procedures in order to prepare the consolidated financial statements in accordance with generally accepted accounting principles in the United States. Accordingly, management believes that the consolidated financial statements included in this Annual Report on Form 10-K fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

Changes in Internal Control.

Other than the changes in accounting for income taxes noted above, there have been no changes in our internal control over financial reporting or in other factors that could significantly affect internal controls over financial reporting, that occurred during the quarter ended December 31, 2006, that have materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Primus Telecommunications Group, Incorporated (“Primus” or the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control system over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

1.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

2.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the company; and

3.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in condition, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on management’s assessment and those criteria, management believes that Primus did not maintain effective internal control over financial reporting as of December 31, 2006, due to the material weakness in the Company’s internal control over accounting for income taxes (details provided in Item 9A. Controls and Procedures of the Company’s Annual Report on Form 10-K for the period ended December 31, 2006).

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has issued an audit report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. This report appears on page F-4.

/s/ K. PAUL SINGH	March 30, 2007
K. Paul Singh
Chairman, President and Chief
Executive Officer and Director

/s/ THOMAS R. KLOSTER	March 30, 2007
Thomas R. Kloster
Chief Financial Officer
(Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Primus Telecommunications Group, Incorporated and subsidiaries

McLean, Virginia

We have audited the accompanying consolidated balance sheets of Primus Telecommunications Group, Incorporated and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, cash flows and comprehensive loss for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule included herein. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primus Telecommunications Group, Incorporated and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based payments to conform to Financial Accounting Standards Board (FASB) No. 123(R), Share-based Payment.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 29, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 29, 2007

(June 1, 2007 as to the effects of the sale of Planet Domain as described in Notes 18 and 21)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Primus Telecommunications Group, Incorporated and subsidiaries

McLean, Virginia

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Primus Telecommunications Group, Incorporated and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of the material weakness identified in management’s assessment based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness related to accounting for income taxes has been identified and included in management’s assessment:

The design of the Company’s internal control over financial reporting lacked effective controls for the proper reconciliation of the components of its parent company and subsidiaries’ income tax assets and liabilities to related consolidated balance sheet accounts, including a detailed comparison of items filed in the subsidiaries’ tax returns to the corresponding calculations of balance sheet tax accounts prepared in accordance with accounting principles generally accepted in the United States of America, nor maintain effective controls to review and monitor the accuracy of the components of the income tax provision calculations and related deferred income taxes, and to monitor the differences between the income tax basis and the financial reporting basis of assets and liabilities to effectively reconcile deferred tax balances. These control deficiencies resulted in adjustments to the deferred tax assets, valuation allowance and net operating loss and could result in a misstatement of the current and deferred income taxes and related disclosures that would result in a material misstatement of annual or interim financial statements.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2006, of the Company and this report does not affect our report on such financial statements and financial statement schedule.

In our opinion, management’s assessment that the Company did not maintain effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, because of the effect of the material weakness described above on the achievement of the control objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2006 of the Company and our report dated March 29, 2007 (June 1, 2007 as to the effects of the sale of Planet Domain as described in Notes 18 and 21) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of a new accounting standard.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 29, 2007

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2006	2005	2004
NET REVENUE	$1,007,255	$1,173,018	$1,337,129
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	662,186	778,227	814,400
Selling, general and administrative	286,189	377,794	391,457
Depreciation and amortization	47,536	86,562	91,699
Loss on sale or disposal of assets	16,097	13,364	1,941
Asset impairment write-down	209,248	—	1,624

Total operating expenses	1,221,256	1,255,947	1,301,121

INCOME (LOSS) FROM OPERATIONS	(214,001)	(82,929)	36,008
INTEREST EXPENSE	(54,169)	(53,436)	(50,523)
ACCRETION ON DEBT DISCOUNT	(1,732)	—	—
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	5,373	—	—
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	7,409	(1,693)	(10,982)
INTEREST AND OTHER INCOME	3,693	2,282	11,108
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	10,633	(17,628)	6,588

LOSS BEFORE INCOME TAXES	(242,794)	(153,404)	(7,801)
INCOME TAX EXPENSE	(4,866)	(3,808)	(5,686)

LOSS FROM CONTINUING OPERATIONS	(247,660)	(157,212)	(13,487)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	2,287	2,832	2,906
GAIN ON SALE OF DISCONTINUED OPERATIONS, net of tax	7,415	—	—

NET LOSS	(237,958)	(154,380)	(10,581)

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE:
Loss from continuing operations	$(2.20)	$(1.65)	$(0.15)
Income from discontinued operations	0.02	0.03	0.03
Gain on sale of discontinued operations	0.06	—	—

Net loss	$(2.12)	$(1.62)	$(0.12)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	112,366	95,384	89,537

Diluted	112,366	95,384	89,537

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2006	December 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$64,317	$42,999
Accounts receivable (net of allowance for doubtful accounts receivable of $17,296 and $16,788)	118,012	141,909
Prepaid expenses and other current assets	24,278	31,905

Total current assets	206,607	216,813
RESTRICTED CASH	8,415	10,619
PROPERTY AND EQUIPMENT—Net	111,682	285,881
GOODWILL	34,893	85,745
OTHER INTANGIBLE ASSETS—Net	2,762	11,392
OTHER ASSETS	27,891	30,639

TOTAL ASSETS	$392,250	$641,089

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$70,586	$83,941
Accrued interconnection costs	48,942	64,333
Deferred revenue	18,315	30,037
Accrued expenses and other current liabilities	46,984	31,400
Accrued income taxes	17,921	16,339
Accrued interest	13,627	13,268
Current portion of long-term obligations	36,997	16,092

Total current liabilities	253,372	255,410
LONG-TERM OBLIGATIONS (net of discount of $5,354 and $0)	607,077	619,120
OTHER LIABILITIES	56	2,893

Total liabilities	860,505	877,423

COMMITMENTS AND CONTINGENCIES (See Notes 2 and 8.)
STOCKHOLDERS’ DEFICIT:
Preferred stock: Not Designated, $0.01 par value—1,410,050 shares authorized; none issued and outstanding; Series A and B, $0.01 par value—485,000 shares authorized; none issued and outstanding; Series C, $0.01 par value—559,950 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value—300,000,000 shares authorized; 113,848,540 and 105,254,552 shares issued and outstanding	1,138	1,053
Additional paid-in capital	692,941	686,196
Accumulated deficit	(1,087,996)	(850,038)
Accumulated other comprehensive loss	(74,338)	(73,545)

Total stockholders’ deficit	(468,255)	(236,334)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$392,250	$641,089

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands)

	Common Stock			Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Deficit
	Shares	Amount	Additional Paid-In Capital
BALANCE, JANUARY 1, 2004	88,473	885	651,159	(685,077)	(63,333)	(96,366)
Common shares issued upon exercise of stock options	682	7	1,070	—	—	1,077
Common shares issued for compensation	—	—	10	—	—	10
Common shares issued under employee stock purchase plan	124	1	324	—	—	325
Common shares issued for business acquisitions	734	7	6,066	—	—	6,073
Common shares cancelled for Restricted Stock Plan	(1)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	(9,294)	(9,294)
Net loss	—	—	—	(10,581)	—	(10,581)

BALANCE, DECEMBER 31, 2004	90,012	$900	$658,629	$(695,658)	$(72,627)	$(108,756)
Common shares issued upon exercise of stock options	34	1	53	—	—	54
Common shares issued under employee stock purchase plan	224	2	200	—	—	202
Common shares issued in exchange for the Company’s convertible subordinated debentures	9,820	98	22,980	—	—	23,078
Common shares issued in exchange for the Company’s senior notes	5,165	52	4,334	—	—	4,386
Foreign currency translation adjustment	—	—	—	—	(918)	(918)
Net loss	—	—	—	(154,380)	—	(154,380)

BALANCE, DECEMBER 31, 2005	105,255	$1,053	$686,196	$(850,038)	$(73,545)	$(236,334)
Common shares issued for cash	6,667	66	4,934	—	—	5,000
Common shares issued under employee stock purchase plan	102	1	57	—	—	58
Common shares issued in exchange for the Company’s senior notes	1,825	18	1,333	—	—	1,351
Stock option compensation expense			545			545
Offering cost for sale of stock			(124)	—	—	(124)
Foreign currency translation adjustment	—	—	—	—	(793)	(793)
Net loss	—	—	—	(237,958)	—	(237,958)

BALANCE, DECEMBER 31, 2006	113,849	$1,138	$692,941	$(1,087,996)	$(74,338)	$(468,255)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(237,958)	$(154,380)	$(10,581)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts receivable	15,094	21,522	20,210
Stock compensation expense	545	—	10
Depreciation and amortization	48,156	87,729	92,744
Loss on sale or disposal of assets	8,706	13,380	1,941
Asset impairment write-down	209,248	—	1,624
Accretion of debt discount	1,732	—	—
Equity investment write-off and loss	—	249	412
Change in fair value of derivatives embedded within convertible debt	(5,373)	—	—
(Gain) loss on early extinguishment of debt	(7,409)	1,693	10,982
Other	(1,110)	(381)	(452)
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	(11,736)	11,208	(10,476)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	14,825	19,276	361
Decrease in prepaid expenses and other current assets	9,367	4,077	3,702
(Increase) decrease in other assets	1,173	(1,599)	(10,927)
Increase (decrease) in accounts payable	(18,427)	(33,792)	7,943
Decrease in accrued interconnection costs	(18,210)	(12,297)	(20,155)
Increase (decrease) in accrued expenses, accrued income taxes, deferred revenue, other current liabilities and other liabilities	3,823	(7,313)	(14,880)
Increase (decrease) in accrued interest	424	(90)	938

Net cash provided by (used in) operating activities	12,870	(50,718)	73,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(33,016)	(49,823)	(41,786)
Cash from disposition of business, net of cash disposed	12,947	—	—
Cash used for business acquisitions, net of cash acquired	(227)	(243)	(29,608)
(Increase) decrease in restricted cash	2,427	5,813	(4,186)

Net cash used in investing activities	(17,869)	(44,253)	(75,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations	35,291	112,717	242,240
Deferred financing costs	(2,850)	(3,000)	(7,000)
Purchase of the Company’s debt securities	—	—	(207,472)
Principal payments on long-term obligations	(11,907)	(20,269)	(35,564)
Proceeds from sale of common stock, net of issuance costs	4,934	256	1,402

Net cash provided by (used in) financing activities	25,468	89,704	(6,394)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	849	(1,402)	(5,820)

NET CHANGE IN CASH AND CASH EQUIVALENTS	21,318	(6,669)	(14,398)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,999	49,668	64,066

CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,317	$42,999	$49,668

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$51,487	$50,932	$47,529
Cash paid for taxes	$2,971	$7,704	$1,054
Non-cash investing and financing activities:
Capital lease additions	$135	$7,234	$436
Leased fiber capacity additions	$—	$—	$3,820
Property and equipment, accrued in current liabilities	$—	$517	$—
Common stock issued for business acquisition	$—	$—	$6,073
Business acquisitions, financed by long-term obligations	$—	$2,064	$3,740
Business acquisition costs, accrued in current liabilities	$—	$—	$229
Settlement of outstanding debt with issuance of common stock	$1,351	$27,464	$—
Settlement of outstanding debt with issuance of new convertible debt	$(27,417)	$—	$—
Issuance of new convertible debt in exchange for convertible subordinated debentures	$27,481	$—	$—
Settlement of outstanding debt with issuance of new exchangeable debt	$(54,750)	$—	$—
Issuance of new exchangeable debt in exchange for convertible senior debentures	$47,102	$—	$—

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	For the Year Ended December 31,
	2006	2005	2004
NET LOSS	$(237,958)	$(154,380)	$(10,581)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(444)	(918)	(9,294)
Reclassification of foreign currency translation adjustment for loss from the India transaction included in net loss	(349)	—	—

COMPREHENSIVE LOSS	$(238,751)	$(155,298)	$(19,875)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

Primus Telecommunications Group, Incorporated, (“Primus” or the “Company”) is an integrated telecommunications services provider offering a portfolio of international and domestic voice, wireless, Internet, voice-over-Internet protocol (VOIP), data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. The Company’s focus is to service the demand for high quality, competitively priced communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of broadband, Internet, VOIP, wireless and data traffic.

The Company targets customers with significant telecommunications needs, including small- and medium-sized enterprises (SMEs), multinational corporations, residential customers, and other telecommunications carriers and resellers. The Company provides services over its global network, which consists of:

•

15 carrier-grade international gateway and domestic switching systems (the hardware/software devices that direct the voice traffic across the network) in the United States, Canada, Australia, Europe and Japan;

•	approximately 350 interconnection points to the Company’s network, or points of presence (POPs), within its service regions and other markets;

•	undersea and land-based fiber optic transmission line systems that the Company owns or leases and that carry voice and data traffic across the network; and

•

global network and data centers that use a high-bandwidth network standard (asynchronous transfer mode) and Internet-based protocol (ATM+IP) to connect with the network. The global VOIP network is based on routers and gateways with an open network architecture which connects the Company’s partners in over 150 countries.

The Company is incorporated in the state of Delaware and operates as a holding company of wholly-owned operating subsidiaries in the United States, Canada, Europe and the Asia-Pacific region.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Legal Matter—On January 26, 2007, a group of plaintiffs who allegedly held approximately $91 million principal amount of 8% Senior Notes due 2014 issued by Primus Telecommunications Holding, Inc., (“Holding”), a wholly owned subsidiary of Primus Telecommunications Group, Incorporated (“Group”), filed suit in the United States District Court for the Southern District of New York alleging that Group and Holding were insolvent and that funds to be used to make a February 15, 2007 principal payment of $22.7 million to holders of Group’s outstanding 2000 Convertible Subordinated Debentures had been or would be impermissibly transferred from Holding or its subsidiaries to Group. The plaintiffs allege that the intercompany transfers were or would be fraudulent conveyances or illegal dividends and that the February 15 , 2007 payment by Group to holders of the 2000 Convertible Subordinated Debentures also would be a fraudulent transfer. The complaint sought declarative and injunctive relief to prevent, set aside or declare illegal or fraudulent certain transfers of funds from Holding to Group and injunctive relief to prevent certain payments or disbursements of funds by Group in respect of outstanding obligations of Group that are payable, including the $22.7 million payable by Group in respect of Group’s outstanding 2000 Convertible Subordinated Debentures due February 15, 2007. Plaintiffs were allowed expedited discovery and moved for a preliminary injunction to prevent Group from making the February 15, 2007 payment. On February 14, 2007, after a three-day trial, the plaintiffs’ request for a preliminary injunction was denied by the court. Accordingly, on February 15, 2007, Group satisfied and paid the $22.7 million in respect of the 2000 Convertible Subordinated Debentures. Group and Holding have notified the plaintiffs and the court that they intend to file a motion to dismiss the remaining elements of the complaint. Since the complaint was filed, seven of the sixteen plaintiffs have voluntarily dismissed their claims. If the plaintiffs were to succeed on their claims, it could put in jeopardy the Company’s ability to make certain payment obligations timely. However, Group and Holding believe that the claims concerning this litigation are without merit and will continue to defend the matter vigorously.

Principles of Consolidation—The consolidated financial statements include the Company’s accounts, its wholly-owned subsidiaries and all other subsidiaries over which the Company exerts control. The Company owns 51% of the common stock of Matrix Internet, S.A. (“Matrix”), 51% of CS Communications Systems GmbH and CS Network GmbH (“Citrus”) and owned approximately 85% of Direct Internet Limited (“DIL”) (the India operations) through June 23, 2006, in all of which the Company has or had a controlling interest. In the second quarter 2006, the Company consummated a share purchase agreement with Videsh Sanchar Nigam Limited (“VSNL”), whereby VSNL purchased 100% of the stock of DIL. The Company has agreed to purchase an additional 39% of Matrix with the purchase price to be paid in cash and is awaiting certain conditions to be met before closing can be completed. All intercompany profits, transactions and balances have been eliminated in consolidation. The Company uses the equity method of accounting for its investment in Bekkoame Internet, Inc. (“Bekko”).

Revenue Recognition and Deferred Revenue—Net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic, and also from the provision of local and wireless services.

For voice and wholesale VOIP, net revenue is earned based on the number of minutes during a call and is recorded upon completion of a call, adjusted for allowance for doubtful accounts receivable, service credits and service adjustments. Revenue for a period is calculated from information received through the Company’s network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides the Company the ability to do a timely and accurate analysis of revenue earned in a period. Separate prepaid services software is used to track additional information related to prepaid service usage such as activation date, monthly usage amounts and expiration date. Revenue on these prepaid services is recognized as service is provided until expiration when all unused minutes, which are no longer available to the customers, are recognized as revenue.

Net revenue is also earned on a fixed monthly fee basis for unlimited local and long distance plans and for the provision of data/Internet services (including retail VOIP). Data/Internet services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths. These fees are recognized as access is provided on a monthly basis. Additionally, service activation and installation fees are deferred and amortized over the longer of the average customer life or the contract term. The Company records payments received in advance for services and services to be provided under contractual agreements, such as Internet broadband and dial-up access, as deferred revenue until such related services are provided.

A portion of revenue, representing less than 1% of total revenue, is earned from the sale of wireless handsets and VOIP routers. The Company applies the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company has concluded that EITF Issue No. 00-21 requires the Company to account for the sale of wireless handsets and VOIP routers and the related cost of handset and router revenues as a separate unit of accounting when title to the handset or router passes to the customer. Revenue recognized is the portion of the activation fees allocated to the router or handset unit of accounting in the statement of operations when title to the router or handset passes to the customer. The Company defers the portion of the activation fees allocated to the service unit of accounting, and recognize such deferred fees on a straight-line basis over the contract life in the statement of operations.

Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

Presentation of Sales Taxes Collected—The Company reports any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between the Company and a customer (including sales, use, value-added and some excise taxes) on a net basis (excluded from revenues).

Cost of Revenue—Cost of revenue includes network costs that consist of access, transport and termination costs. A portion of cost of revenue, representing less than 1% of total cost of revenue, consists of the product cost of wireless handsets and VOIP routers. The majority of the Company’s cost of revenue is variable, primarily based upon minutes of use, with transmission and termination costs being the most significant expense. Such costs are recognized when incurred in connection with the provision of telecommunications services.

Foreign Currency Transaction—Foreign currency transactions are transactions denominated in a currency other than a subsidiary’s functional currency. A change in the exchange rates between a subsidiary’s functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is reported by the Company as a foreign currency transaction gain (loss). The primary component of the Company’s foreign currency transaction gain (loss) is due to written agreements in place with certain subsidiaries in foreign countries regarding intercompany loans. The Company anticipates repayment of these loans in the foreseeable future, and recognizes the realized and unrealized gains or losses on these transactions that result from foreign currency changes in the period in which they occur as foreign currency transaction gain (loss).

Income Taxes—The Company recognizes income tax expense for financial reporting purposes following the asset and liability approach for computing deferred income taxes. Under this method, the deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation—The assets and liabilities of the Company’s foreign subsidiaries are translated at the exchange rates in effect on the reporting date. The net effect of such translation gains and losses are reflected within accumulated other comprehensive loss in the stockholders’ deficit section of the balance sheet. Income and expenses are translated at the average exchange rate during the period.

Cash and Cash Equivalents—Cash and cash equivalents are comprised principally of amounts in money market accounts, operating accounts, certificates of deposit, and overnight repurchase agreements with original maturities of three months or less.

Restricted Cash—Restricted cash consists of bank guarantees and certificates of deposit utilized to support letters of credit and contractual obligations.

Advertising Costs—In accordance with Statement of Position 93-7, “Reporting on Advertising Costs,” costs for advertising are expensed as incurred. Advertising expense for the years ended December 31, 2006, 2005 and 2004 was $22.7 million, $35.0 million and $40.6 million, respectively.

Property and Equipment—Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness for use. Expenditures for maintenance and repairs are expensed as incurred. The estimated useful lives of property and equipment are as follows: network equipment—5 to 8 years, fiber optic and submarine cable—8 to 25 years, furniture and equipment—5 years, leasehold improvements and leased equipment—shorter of lease or useful life. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” costs for internal use software that are incurred in the preliminary project stage and in the post-implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software.

Fiber Optic and Submarine Cable Arrangements—The Company obtains capacity on certain fiber optic and submarine cables under three types of arrangements. The Indefeasible Right of Use (“IRU”) basis provides the Company the right to use a cable for the estimated economic life of the asset according to the terms of the IRU agreement with most of the rights and duties of ownership. The Minimum Assignable Ownership Units (“MAOU”) basis provides the Company an ownership interest in the fiber optic cable with certain rights to control and to manage the facility. The Company accounts for both IRU and MAOU agreements under network equipment and depreciates the recorded asset over the term of the agreement which is generally 25 years. The Company also enters into shorter-term arrangements with other carriers which provide the Company the right to use capacity on a cable but without any rights and duties of ownership. Under these shorter-term arrangements, the costs are expensed in the period the services are provided.

Goodwill and Other Intangible Assets—Under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (October 1 for Primus) for impairment, or more frequently, if impairment indicators arise. Intangible assets that have finite lives will be amortized over their useful lives and are subject to the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Impairment analysis for goodwill and other indefinite lived intangible assets is also triggered by the performance of a SFAS No. 144 analysis.

The Company’s reporting units are the same as its operating segments as each segment’s components have been aggregated and deemed a single reporting unit because they have similar economic characteristics. Each component is similar in that they each provide telecommunications services for which all of the resources and costs are drawn from the same pool, and are evaluated using the same business factors by management. Furthermore, segment management measures results and allocates resources for the segment as a whole and utilizes country by country financials for statutory reporting purposes.

Goodwill impairment is tested using a two-step process that begins with an estimation of the fair value of each reporting unit. The first step is a screen for potential impairment by comparing the fair value of a reporting unit with its carrying amount. The second step measures the amount of impairment loss, if any, by comparing the implied fair value of the reporting unit goodwill with its carrying amount.

In estimating fair value of its reporting units, the Company compares market capitalization of its common stock, distributed between the reporting units based on adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) projections, to the equivalent carrying value (total assets less total liabilities) of such reporting unit. When its carrying value of a reporting unit is a negative value, the Company proceeds to use alternative valuation techniques. These techniques include comparing total fair value of invested capital, distributed between the reporting units based on adjusted EBITDA projections, to the equivalent carrying value (book equity plus book long-term obligations). The carrying value of each reporting unit includes an allocation of the corporate invested capital based on relative size of the reporting units’ intercompany payables and invested capital. Using the Company’s adjusted EBITDA projections is a judgment item that can significantly affect the outcome of the analysis, both in basing the allocation on the most relevant time period as well as in allocating fair value between reporting units.

Valuation of Long-Lived Assets—The Company reviews intangible and other long-lived assets whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, the Company compares the expected undiscounted future cash flows to the carrying amount of the assets. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company is required to make estimates of the fair value of the long-lived assets in order to calculate the impairment loss equal to the difference between the fair value and carrying value of the assets.

The Company makes significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as determining asset groups and estimating future cash flows, remaining useful lives, discount rates and growth rates. The resulting undiscounted cash flows are projected over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While the Company believes that its estimates are reasonable, different assumptions could materially affect the valuation of the long-lived assets. During 2006, the Company completed an evaluation of its expected future cash flows compared to the carrying value of its assets based on estimates of its expected results of operations. The Company derives future cash flow estimates from its historical experience and its internal business plans, which include consideration of industry trends, competitive actions, technology changes, regulatory actions, available financial resources for marketing and capital expenditures and changes in its underlying cost structure.

The Company has concluded that it has one asset group; the network. This is due to the nature of its telecommunications network which utilizes all of the POPs, switches, cables and various other components throughout the network to form seamlessly the telecommunications gateway over which its products and services are carried for any given customer’s phone call or data or Internet transmission. Furthermore, outflows to many of the external network providers are not separately assignable to revenue inflows for any phone call or service plan.

The Company makes assumptions about the remaining useful life of its long-lived assets. The assumptions are based on the average life of its historical capital asset additions, its historical asset purchase trend and that its primary assets, its network switches, have an 8-year life. Because of the nature of its industry, the Company also assumes that the technology changes in the industry render all equipment obsolete with no salvage value after their useful lives. In certain circumstances in which the underlying assets could be leased for an additional period of time, the Company has included such estimated cash flows in its estimate.

The estimate of the appropriate discount rate to be used to apply the present value technique in determining fair value was the Company’s weighted average cost of capital which is based on the effective rate of its long-term debt obligations at the current market values as well as the current volatility and trading value of our common stock.

Deferred Financing Costs—Deferred financing costs incurred in connection with the step up convertible subordinated debentures due August 2009 (“Step Up Convertible Subordinated Debentures”), the senior secured term loan facility (the “Facility”), the 8% senior notes due 2014 (“2004 Senior Notes”), the 3 3/4% convertible senior notes due 2010 (“2003 Convertible Senior Notes”), the 5 3/4% convertible subordinated debentures due February 2007 (“2000 Convertible Subordinated Debentures”), the 12 3/4% senior notes due 2009 (“October 1999 Senior Notes”), and other financing arrangements are reflected within other assets and are being amortized over the life of the respective financing arrangements using the effective interest method. As the Company makes debt repurchases, corresponding amounts of deferred financing costs are written-off in determining the gain or loss on early extinguishment of debt.

Derivative Instruments—The Company does not hold or issue derivative instruments for trading purposes. During the three months ended March 31, 2006, the Company had entered into financing arrangements that contained embedded derivative features due to the Company having insufficient authorized shares to support conversion of all potentially convertible instruments. The Company accounted for these arrangements in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and Emerging Issues Task Force (EITF) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, as well as related interpretations of these standards. The Company bifurcated embedded derivatives that were not clearly and closely related to the host contract and recorded them as a liability in its balance sheet at their estimated fair value. Changes in their estimated fair value of $5.4 million were recognized in earnings during the period of change. Since June 20, 2006, when authorization for sufficient authorized shares was obtained, the feature that established the embedded derivative no longer exists. The fair value of the embedded derivative at June 20, 2006, was added back to the debt balance. The remaining debt discount after adding back the fair value of embedded derivatives is accreted through interest expense over the remaining term of the respective instrument using the effective interest method.

The Company estimated the fair value of its embedded derivatives using available market information and appropriate valuation methodologies. These embedded derivatives derived their value primarily based on changes in the price and volatility of the Company’s common stock. Considerable judgment is required in interpreting market data to develop the estimates of fair value.

Accounting for derivatives was based upon valuations of derivative instruments determined using various valuation techniques including Black-Scholes and binomial pricing methodologies. The Company considered such valuations to be significant estimates.

Stock-Based Compensation—On January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payments,” which addresses the accounting for stock-based payment transactions whereby an entity receives employee services in exchange for equity instruments, including stock options. SFAS No. 123(R) eliminates the ability to account for stock-based compensation transactions using the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and instead generally requires that such transactions be accounted for using a fair-value based method. The Company has elected the modified prospective transition method as permitted under SFAS No. 123(R), and accordingly prior periods have not been restated to reflect the impact of SFAS No. 123(R). The modified prospective transition method requires that stock-based compensation expense be recorded for all new and unvested stock options that are ultimately expected to vest as the requisite service is rendered beginning on January 1, 2006. Stock-based compensation for awards granted prior to January 1, 2006 is based upon the grant-date fair value of such compensation as determined under the pro forma provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” The Company issues new shares of common stock upon the exercise of stock options.

In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position No. FAS 123R-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of share-based compensation. The alternative transition method includes simplified methods to determine the beginning balance of the additional paid in capital (APIC) pool related to the tax effects of share-based compensation and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of share-based award that were fully vested and outstanding upon the adoption of SFAS No. 123(R).

The Company uses a Black-Scholes option valuation model to determine the fair value of stock-based compensation under SFAS No. 123(R), consistent with that used for pro forma disclosures under SFAS No. 123. The Black-Scholes model incorporates various assumptions including the expected term of awards, volatility of stock price, risk-free rates of return and dividend yield. The expected term of an award is no less than the option vesting period and is based on the Company’s historical experience. Expected volatility is based upon the historical volatility of the Company’s stock price. The risk-free interest rate is approximated using rates available on U.S. Treasury securities with a remaining term similar to the option’s expected life. The Company uses a dividend yield of zero in the Black-Scholes option valuation model as it does not anticipate paying cash dividends in the foreseeable future. The Company also had an Employee Stock Purchase Plan, which was suspended on July 27, 2006, and allowed employees to elect to purchase stock at 85% of fair market value (determined monthly) and was considered compensatory under SFAS No. 123(R).

The Company recorded an incremental $545 thousand stock-based compensation expense for the year ended December 31, 2006, as a result of the adoption of SFAS No. 123(R).

Prior to the adoption on January 1, 2006 of SFAS No. 123(R), the Company used the intrinsic value method to account for these plans under the recognition and measurement principles of APB Opinion No. 25 and related interpretations. The following tables illustrate the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation during 2005 and 2004, respectively (in thousands, except per share amounts):

	For the Year Ended December 31, 2005
	As Determined Under SFAS No. 123	As Reported Under APB No. 25	Difference
Loss from continuing operations	$(163,322)	$(157,212)	$(6,110)
Income from discontinued operations	2,832	2,832	—

Net loss	$(160,490)	$(154,380)	$(6,110)

Basic income (loss) per share:
Loss from continuing operations	$(1.71)	$(1.65)	$(0.06)
Income from discontinued operations	0.03	0.03	—

Net loss	$(1.68)	$(1.62)	$(0.06)

Diluted income (loss) per share:
Loss from continuing operations	$(1.71)	$(1.65)	$(0.06)
Income from discontinued operations	0.03	0.03	—

Net loss	$(1.68)	$(1.62)	$(0.06)

	For the Year Ended December 31, 2004
	As Determined Under SFAS No. 123	As Reported Under APB No. 25	Difference
Loss from continuing operations	$(16,177)	$(13,487)	$(2,690)
Income from discontinued operations	2,906	2,906	—

Net loss	$(13,271)	$(10,581)	$(2,690)

Basic income (loss) per share:
Loss from continuing operations	$(0.18)	$(0.15)	$(0.03)
Income from discontinued operations	0.03	0.03	—

Net loss	$(0.15)	$(0.12)	$(0.03)

Diluted income (loss) per share:
Loss from continuing operations	$(0.18)	$(0.15)	$(0.03)
Income from discontinued operations	0.03	0.03	—

Net loss	$(0.15)	$(0.12)	$(0.03)

The weighted average fair value at date of grant for options granted during 2006, 2005, and 2004 was $0.43, $0.46 and $3.09 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2006	2005	2004
Expected dividend yield	0%	0%	0%
Expected stock price volatility	98%	83%	116%
Risk-free interest rate	4.7%	4.5%	3.4%
Expected option term	4 years	4 years	4 years

As of December 31, 2006, the Company had 1.3 million unvested awards outstanding of which $0.4 million of compensation expense will be recognized over the weighted average remaining vesting period of 1.92 years.

On December 21, 2005, the Company accelerated the vesting of certain unvested stock options previously awarded under the Company’s Equity Incentive Plan and Director Plan. The Company took this action because the future costs to be recognized if this action were not taken were disproportionate to the retention value of the stock options. As a result of this action, stock options to purchase up to 1.5 million shares of common stock, which would otherwise have vested over the next three years, became exercisable effective December 21, 2005. These stock options have exercise prices ranging from $1.61 to $6.30 per share. Based upon the closing stock price for the Company’s common stock of $0.82 per share on December 21, 2005, all of these stock options were “under water” or “out-of-the-money.” Of the stock options whose vesting was accelerated, 0.6 million stock options were held by executive officers and 30,000 stock options were held by non-employee directors. Outstanding unvested stock options to purchase 1.5 million shares of the Company’s common stock, with per share exercise prices ranging from $0.62 to $0.92, were not accelerated.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant estimates include allowance for doubtful accounts receivable, accrued interconnection cost disputes, the fair value of embedded derivatives, market assumptions used in estimating the fair values of certain assets and liabilities such as marketable securities and long-term obligations, the calculation used in determining the fair value of the Company’s stock options required by SFAS No. 123(R), various tax contingencies, the asset impairment write-down, and purchase price allocations.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its larger carrier and retail business customers but generally does not require collateral to support customer receivables. The Company maintains its cash with high quality credit institutions, and its cash equivalents are in high quality securities.

Income (Loss) Per Common Share—Basic income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted income (loss) per common share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common stock and related income. Potential common stock, computed using the treasury stock method or the if-converted method, includes options, warrants, convertible preferred stock and convertible debt securities. In 2006, 2005 and 2004, the Company incurred losses, and the effect of potential common stock was excluded from the computation of diluted loss per share as the effect was antidilutive. If the effect of potential common stock had been included, there would have been additional shares outstanding of 86,748,289, 24,480,512 and 24,148,299 for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, respectively.

Reclassification—Certain previous year amounts have been reclassified to conform with current year presentations, as related to the reporting of our discontinued operations.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company anticipates that the adoption of this standard will not have a material impact on our results of operations, financial position and cash flows.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB No. 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for financial statements covering the first fiscal year ending after November 15, 2006. The Company adopted SAB No. 108 for the year ended December 31, 2006 with no impact on its results of operations, financial position, or cash flows.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires recognition of the over- or underfunded status of defined benefit postretirement plans as an asset or liability in the statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires measurement of the funded status of a plan as of the date of the statement of financial position. SFAS No. 158 is effective for recognition of the funded status of the benefit plans for fiscal years ending after December 15, 2006 and is effective for the measurement date provisions for fiscal years ending after December 15, 2008. The adoption of this standard did not have an impact on the Company’s results of operations, financial position and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require new fair value measurements, and the Company does not expect the application of this standard to change its current practices. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company anticipates that the adoption of this standard will not have a material impact on its results of operations, financial position and cash flows.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” which is effective for fiscal years beginning after December 15, 2006. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS Statement No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. The Company is currently evaluating the impact of adopting FIN No. 48 on its results of operations, financial position and cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 clarifies certain issues relating to embedded derivatives and beneficial interests in securitized financial assets. The provisions of SFAS No. 155 are effective for all financial instruments acquired or issued during fiscal years beginning after September 15, 2006. The Company anticipates that the adoption of this standard will not have a material impact on its results of operations, financial position and cash flows.

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,
	2006	2005
Network equipment	$110,110	$753,593
Furniture and equipment	6,544	69,837
Leasehold improvements	981	15,409
Construction in progress	6,132	3,945

Subtotal	123,767	842,784
Less: Accumulated depreciation	(12,085)	(556,903)

Total property and equipment, net	$111,682	$285,881

Depreciation and amortization expense for property and equipment including equipment under capital leases and vendor financing obligations for the years ended December 31, 2006, 2005 and 2004 was $42.6 million, $70.2 million and $71.8 million, respectively. The Company recorded asset impairment write-downs of $209.2 million, $0.0 million and $1.6 million in 2006, 2005 and 2004, respectively (see Note 16—”Asset Impairment”).

At December 31, 2006, the total equipment under capital lease and vendor financing obligations consisted of $43.2 million of network equipment and $0.3 million of administrative equipment, with accumulated depreciation of $15.9 million and $0.1 million, respectively. At December 31, 2005, the total equipment under capital lease and vendor financing obligations consisted of $86.2 million of network equipment and $1.2 million of administrative equipment, with accumulated depreciation of $25.5 million and $0.6 million, respectively.

4. GOODWILL AND OTHER INTANGIBLE ASSETS

Acquired intangible assets subject to amortization consisted of the following (in thousands):

	As of December 31, 2006			As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer lists	$3,537	$(933)	$2,604	$190,370	$(179,863)	$10,507
Brand name acquired	—	—	—	3,420	(3,148)	272
Other	252	(94)	158	2,400	(1,787)	613

Total	$3,789	$(1,027)	$2,762	$196,190	$(184,798)	$11,392

Amortization expense for customer lists, brand name and other intangible assets for the year ended December 31, 2006, 2005 and 2004 was $4.9 million, $16.4 million and $19.9 million, respectively. The Company expects amortization expense for customer lists and other intangible assets for the fiscal years ended December 31, 2007, 2008 and 2009 to be approximately $1.6 million, $0.9 million and $0.2 million, respectively.

Acquired intangible assets not subject to amortization consisted of the following (in thousands):

	As of December 31, 2006	As of December 31, 2005
Goodwill	$34,893	$85,745

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2006 are as follows (in thousands):

	United States	Canada	Europe	Asia-Pacific	Total
Balance as of January 1, 2005	$36,339	$27,906	$2,088	$17,013	$83,346
Goodwill acquired during period	—	2,064	—	—	2,064
Purchase accounting allocation adjustment	—	118	—	(190)	(72)
Effect of change in foreign currency exchange rates	432	1,339	(266)	(1,098)	407

Balance as of December 31, 2005	36,771	31,427	1,822	15,725	85,745
Goodwill impairment write-down	(36,972)	(8,918)	(1,927)	(4,096)	(51,913)
Sale of discontinued operations	—	—	—	(723)	(723)
Effect of change in foreign currency exchange rates	201	573	105	905	1,784

Balance as of December 31, 2006	$—	$23,082	$—	$11,811	$34,893

5. LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following (in thousands):

	December 31,
	2006	2005
Obligations under capital leases	$6,451	$7,612
Leased fiber capacity	13,543	19,717
Senior secured term loan facility	98,250	99,250
Financing facility and other	31,012	17,454
Senior notes	306,560	309,060
Exchangeable senior notes	66,180	—
Convertible senior notes	75,842	132,000
Step up convertible subordinated debentures	23,534	—
Convertible subordinated debentures	22,702	50,119

Subtotal	644,074	635,212
Less: Current portion of long-term obligations	(36,997)	(16,092)

Total long-term obligations	$607,077	$619,120

Year Ending December 31,	Vendor Financing (1)	Senior Secured Term Loan Facility (2)	Financing Facility and Other	Senior Notes	Convertible and Exchangeable Senior Notes (3) (4)	Step Up Convertible Subordinated Debentures	Convertible Subordinated Debentures	Total
2007	$8,764	$12,628	$5,600	$28,324	$5,713	$1,832	$23,355	$86,216
2008	8,944	12,509	28,232	28,324	5,713	2,107	—	85,829
2009	2,414	12,390	28	99,884	5,713	29,679	—	150,108
2010	2,356	12,271	28	19,200	137,879	—	—	171,734
2011	4	94,250	28	19,200	—	—	—	113,482
Thereafter	—	—	90	283,000	—	—	—	283,090

Total Minimum Principal & Interest Payments	22,482	144,048	34,006	477,932	155,018	33,618	23,355	890,459
Less: Amount Representing Interest	(2,488)	(45,798)	(2,994)	(171,372)	(21,446)	(6,137)	(653)	(250,888)

Face Value of Long-Term Obligations	19,994	98,250	31,012	306,560	133,572	27,481	22,702	639,571
Less: Amount Representing Discount	—	—	—	—	(1,407)	(3,947)	—	(5,354)

Add: Exchangeable Notes Interest Treated as Long-Term Obligations (3)	—	—	—	—	9,857	—	—	9,857

Book Value of Long-Term Obligations	$19,994	$98,250	$31,012	$306,560	$142,022	$23,534	$22,702	$644,074

(1)	We have used the renegotiated payment schedule of the Optus promissory note, which extended the payments through December 2008 (see Note 21—”Subsequent Events”).

(2)	For preparation of this table, we have assumed the interest rate of the Senior Secured Term Loan Facility to be 11.9%, which is the interest rate at December 31, 2006.

(3)	For preparation of this table, we have assumed that the maturity date for the 5% Exchangeable Senior Notes is June 30, 2010 and will not be accelerated to June 30, 2009.

(4)	For preparation of this table, we have shown separately the cash interest payments of PTHI’s 5% Exchangeable Senior Notes as a portion of long-term obligations (see “Senior Notes, Convertible Senior Notes, Exchangeable Senior Notes, Step Up Convertible Subordinated Debentures and Convertible Subordinated Debentures” below). The interest due on the exchangeable notes in 2007, 2008, 2009 and 2010 is $2.8 million, $2.8 million, $2.8 million and $1.4 million, respectively.

The above table excludes the February and March 2007 issuances of $108 million principal amount, in aggregate, of the new 14 1/4% Senior Secured Notes due 2011 (“14 1/4% Second Lien Notes”) and the refinancing of the Canadian loan agreement with Guggenheim Corporate Funding, LLC (see Note 21—”Subsequent Events”).

The indentures governing the senior notes, senior secured term loan facility, convertible senior notes, exchangeable senior notes, step up convertible subordinated debentures and convertible subordinated debentures, as well as other credit arrangements, contain certain financial and other covenants which, among other things, will restrict the Company’s ability to incur further indebtedness and make certain payments, including the payment of dividends and repurchase of subordinated debt held by the Company’s subsidiaries. The Company was in compliance with the above covenants at December 31, 2006.

Senior Secured Term Loan Facility

In February 2005, a direct wholly-owned subsidiary of the Company, Primus Telecommunications Holding, Inc. (PTHI), completed a six-year, $100 million senior secured term loan facility (the “Facility”). Each borrowing made under the Facility may be, at the election of PTHI at the time of the borrowing, a London Inter-Bank Offered Rate (LIBOR) loan (which will bear interest at a rate equal to LIBOR + 6.50%), or a base rate loan (which will bear interest at a rate equal to the greater of the prime rate plus 5.50% or the federal funds effective rate plus 6.0%). The interest rate at December 31, 2006 was 11.9%. The Facility contains no financial maintenance covenants. The Company borrowed $100 million under this facility in February 2005.

The Facility will be repaid in 24 quarterly installments, which began on June 30, 2005, at a rate of one percent of the original principal per year over the next five years and nine months, and the remaining balance repaid on the sixth anniversary date of the Facility, with early redemption at a premium to par at PTHI’s option at any time after February 18, 2006. The Facility is guaranteed by the Company and certain of PTHI’s subsidiaries and is secured by certain assets of PTHI and its guarantor subsidiaries and stock pledges. As part of the term loan amendment, negotiated in February 2007 (see Note 21—”Subsequent Events”), the interest rate will increase by  1/4%.

Senior Notes, Convertible Senior Notes, Exchangeable Senior Notes, Step Up Convertible Subordinated Debentures and Convertible Subordinated Debentures

In the second quarter 2006, the Company completed the exchange of $54.8 million principal amount of the Company’s 3 3/4% convertible senior notes due 2010 (“2003 Convertible Senior Notes”) and $20.5 million in cash for $56.3 million principal amount of PTHI’s 5% Exchangeable Senior Notes. This exchange has been deemed a troubled debt restructuring, and accordingly, has been accounted for as a modification of debt, with total future cash payments of $67.6 million being recorded in long-term obligations. The Company recognized a gain on restructuring of debt of $4.8 million in connection with this exchange, including the expensing of $2.9 million of financing costs. The 5% Exchangeable Senior Notes will mature on June 30, 2010, subject to an accelerated maturity of June 30, 2009 at the option of the holders if the Company does not increase its equity (through designated transactions) in the aggregate of $25 million during the three years following issuance of the senior notes. Interest of the 5% Exchangeable Senior Notes will be paid at the rate of 5% per annum on each June 30 and December 30, beginning on December 30, 2006. Under certain circumstances, the Company may elect to make interest payments in shares of common stock, although the holders of the 5% Exchangeable Senior Notes will be entitled to receive the first two semi-annual interest payments wholly in cash. The 5% Exchangeable Senior Notes are exchangeable, in the aggregate, into 46,935,833 shares of the Company’s common stock at a conversion price of $1.20 per share of common stock, subject to adjustment. If the closing bid price of the Company common stock, for at least 20 trading days in any consecutive 30 trading-day period, exceeds 150% of the conversion price then in effect, the Company may elect to exchange the senior notes for shares of the Company’s common stock at the conversion price, subject to certain conditions, including that no more than 50% of the senior notes may be exchanged by the Company within any 30-day period. As of December 31, 2006, such conversion trigger had not been met. In the event of a change in control, as defined, the holders may require the Company to repurchase the 5% Exchangeable Senior Notes at which time the Company has the option to settle in cash or common stock at an adjusted conversion price. The 5% Exchangeable Senior Notes are guaranteed by Primus Telecommunications Group, Incorporated (PTGI) (See Note 20—”Guarantor/Non-Guarantor Consolidating Condensed Financial Information”).

In the first quarter 2006, the Company completed the exchange of $27.4 million principal amount of the Company’s 5 3/4% convertible subordinated debentures due 2007 (“2000 Convertible Subordinated Debentures”) for $27.5 million principal amount of the Company’s step up convertible subordinated debentures due August 2009 (“Step Up Convertible Subordinated Debentures”) through two transactions. The Company recognized a gain on early extinguishment of debt of $1.5 million in connection with this exchange. The Step Up Convertible Subordinated Debentures will mature on August 15, 2009. Interest will be payable from February 27, 2006 to December 31, 2006 at the rate of 6% per annum; from January 1, 2007 to December 31, 2007 at the rate of 7% per annum; and from January 1, 2008 to maturity at the rate of 8% per annum. Accrued interest will be paid each February 15 and August 15, beginning August 15, 2006, to holders of record on the preceding February 1 and August 1, respectively. The Step Up Convertible Subordinated Debentures are convertible into the Company’s common stock at a conversion price of $1.187 per share of common stock through August 15, 2009. The Step Up Convertible Subordinated Debentures are convertible in the aggregate into 23,151,643 shares of the Company’s common stock. The Indenture permits the Company, at its sole option, to require conversion if the Company’s stock trades at 150% of the conversion price for at least 20 days within a 30 day period, subject to certain conditions, including that no more than 25% of the notes may be exchanged within any 30 day trading period. As of December 31, 2006, such conversion trigger had not been met. In the event of a change in control, as defined, the holders may put the instrument to the Company at which time the Company has the option to settle in cash or common stock at an adjusted conversion price. The Step Up Convertible Subordinated Debentures are subordinated to all indebtedness of the Company, except for other subordinated indebtedness.

At the time of issuance of the Step Up Convertible Subordinated Debentures, the Company did not have sufficient authorized and unissued shares of common stock to satisfy exercise and conversion of all of its convertible instruments. Accordingly, the Company determined that the Step Up Convertible Subordinated Debentures, the 2000 Convertible Subordinated Debentures and the 2003 Convertible Senior Notes were hybrid instruments with characteristics of a debt host agreement and contained embedded derivative features that had characteristics and risks that were not clearly and closely associated with the debt host. In the first quarter 2006, the conversion options were determined to be derivative instruments to be bifurcated and recorded as a current liability at fair value. In the second quarter 2006, the Company’s shareholders voted to approve alternative proposals to authorize an amendment to the Company’s Certificate of Incorporation to affect a one-for-ten reverse stock split or to authorize an amendment of the Company’s Certificate of Incorporation allowing an increase of authorized Common Stock from 150,000,000 to 300,000,000. Either authorization ensured the Company would have the ability to control whether it has sufficient authorized and unissued shares of common stock to satisfy exercise and conversion of all of its convertible instruments. Therefore, the Company determined that the Step Up Convertible Subordinated Debentures, the 2000 Convertible Subordinated Debentures and the 2003 Convertible Senior Notes did not contain embedded derivative features as of the date of the shareholder vote, June 20, 2006, and added back the June 20, 2006 fair value of the embedded derivative into the debt balance. On July 27, 2006, the Board of Directors determined to increase the authorized shares to 300,000,000.

The Company recorded a corresponding debt discount to the Step Up Convertible Subordinated Debentures and the 2003 Convertible Senior Notes in the amount of the fair value of the embedded derivative at the issue date. An additional debt discount of $1.7 million was recorded for the Step Up Convertible Subordinated Debentures to bring the carrying value to fair value. The carrying value of the Step Up Convertible Subordinated Debentures at issuance was approximately $14.3 million, and the carrying value of the 2003 Convertible Senior Notes at issuance of the Step Up Convertible Subordinated Debentures was approximately $127.8 million. The Company is accreting the difference between the face values of the Step Up Convertible Subordinated Debentures and the 2003 Convertible Senior Notes and the corresponding carrying values to interest expense under the effective interest method on a monthly basis over the lives of the Step Up Convertible Subordinated Debentures and the 2003 Convertible Senior Notes. At December 31, 2006, the carrying value of the Step Up Convertible Subordinated Debentures (face value of $27.5 million) was $23.5 million, and the carrying value of the 2003 Convertible Senior Notes (face value of $77.3 million) was $75.8 million. The effective interest rate of the Step Up Convertible Subordinated Debentures and the 2003 Convertible Senior Notes at December 31, 2006 was 14.0% and 5.4%, respectively.

In January 2004, PTHI, a direct, wholly-owned subsidiary of the Company, completed the sale of $240 million in aggregate principal amount of 8% senior notes due 2014 (“2004 Senior Notes”) with semi-annual interest payments due on January 15th and July 15th, with early redemption at a premium to par at PTHI’s option at any time after January 15, 2009. The Company recorded $6.7 million in costs associated with the issuance of the 2004 Senior Notes, which have been recorded as deferred financing costs in other assets. The effective interest rate at December 31, 2006 was 8.4%. During specified periods, PTHI may redeem up to 35% of the original aggregate principal amount with the net cash proceeds of certain equity offerings of the Company. The 2004 Senior Notes are guaranteed by PTGI (see Note 20—”Guarantor/Non-Guarantor Consolidating Condensed Financial Information”). During the year ended December 31, 2004, the Company reduced $5.0 million principal balance of the 2004 Senior Notes through open market purchases.

In September 2003, the Company completed the sale of $132 million in aggregate principal amount of 2003 Convertible Senior Notes with semi-annual interest payments due on March 15th and September 15th. The Company recorded $5.2 million in costs associated with the issuance of the 2003 Convertible Senior Notes, which have been recorded as deferred financing costs in other assets. Holders of these notes may convert their notes into the Company’s common stock at any time prior to maturity at an initial conversion price of $9.3234 per share, which is equivalent to an initial conversion rate of 107.257 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. The outstanding notes are convertible in the aggregate into 8,285,603 shares of the Company’s common stock. In the event of a change in control, as defined, the holders may put the instrument to the Company at which time the Company has the option to settle in cash or common stock at an adjusted conversion price. In the second quarter 2006, the Company restructured $54.8 million principal amount of 2003 Convertible Senior Notes; see prior disclosure regarding the 5% Exchangeable Senior Notes within this footnote.

In February 2000, the Company completed the sale of $250 million in aggregate principal amount of 2000 Convertible Subordinated Debentures with semi-annual interest payments due on February 15th and August 15th. On March 13, 2000, the Company announced that the initial purchasers of the 2000 Convertible Subordinated Debentures had exercised their $50 million over-allotment option granted pursuant to a purchase agreement dated February 17, 2000. During the years ended December 31, 2001 and 2000, the Company reduced $36.4 million principal balance of the debentures through open market purchases and $192.5 million principal balance through exchanges for its common stock. The principal that was exchanged for common stock was retired upon conversion and in February 2002, the Company retired all of the 2000 Convertible Subordinated Debentures that it had previously purchased in December 2000 and January 2001. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. During the year ended December 31, 2004, the Company retired $4.0 million principal amount of the 2000 Convertible Subordinated Debentures through open market purchases. During the year ended December 31, 2005, the Company exchanged 9,820,000 shares of the Company’s common stock for the extinguishment of $17.0 million principal amount of these debentures. In accordance with SFAS No. 84, “Induced Conversion of Convertible Debt,” the Company recognized an induced conversion expense of $6.1 million in connection with this conversion. During the quarter ended March 31, 2006, the Company exchanged $27.4 million of the 2000 Convertible Subordinated Debentures for $27.5 million principal amount of the Company’s Step Up Convertible Subordinated Debentures. The remaining $22.7 million of the debentures were paid in full upon maturity on February 15, 2007.

In October 1999, the Company completed the sale of $250 million in aggregate principal amount of 12.75% senior notes due 2009 (the “October 1999 Senior Notes”). The October 1999 Senior Notes are due October 15, 2009, with semi-annual interest payments due on October 15th and April 15th with early redemption at a premium to par at the Company’s option at any time after October 15, 2004. During the years ended December 31, 2002, 2001 and 2000, the Company reduced the principal balance of these senior notes through open market purchases. In June and September 2002, the Company retired all of the October 1999 Senior Notes that it had previously purchased in the principal amount of $134.3 million in aggregate. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. During the year ended December 31, 2004, the Company retired $33.0 million principal amount of the October 1999 Senior Notes through open market purchases. During the year ended December 31, 2005, the Company exchanged 5,165,175 shares of the Company’s common stock for the extinguishment of $8.6 million principal amount of these senior notes. During the quarter ended March 31, 2006, the Company exchanged 1,825,000 shares of the Company’s common stock for the extinguishment of $2.5 million principal amount of these senior notes (see Note 21—”Subsequent Events”).

Leased Fiber Capacity

Beginning September 30, 2001, the Company accepted delivery of fiber optic capacity on an IRU basis from Southern Cross Cables Limited (“SCCL”). The Company and SCCL entered into an arrangement financing the capacity purchase. During the three months ended December 31, 2001, the Company renegotiated the payment terms with SCCL. The effective interest rate on current borrowings is 8.07%. The Company agreed to purchase $12.2 million of additional fiber optic capacity from SCCL under the IRU agreement. The Company has fulfilled the total purchase obligation and made additional purchases of $3.8 million in 2004. During the fourth quarter 2006, the Company signed a new agreement with SCCL which requires the Company to purchase an additional $1.7 million of capacity in 2007 and extends and straight-lines the payment schedule to March 2014. At December 31, 2006 and 2005, the Company had a liability recorded under this agreement in the amount of $5.6 million and $10.7 million, respectively.

In December 2000, the Company entered into a financing arrangement to purchase fiber optic capacity in Australia for 51.1 million AUD ($28.5 million at December 31, 2000) from Optus Networks Pty. Limited. As of December 31, 2001, the Company had fulfilled the total purchase obligation. The Company signed a promissory note payable over a four-year term ending in April 2005 bearing interest at a rate of 14.31%. During the three months ended June 30, 2003, the Company renegotiated the payment terms extending the payment schedule through March 2007, and lowering the interest rate to 10.2%. At December 31, 2006 and December 31, 2005, the Company had a liability recorded in the amount of $7.9 million (10.1 million AUD) and $9.0 million (12.4 million AUD), respectively. In October 2006, the Company renegotiated the payment terms of its promissory note payable to Optus Networks Pty. Limited to defer principal payments from April 2006 through December 2006 and was obligated to pay the remaining balance, an aggregate $7.9 million (10.1 million AUD), in three equal monthly principal payments in the first quarter 2007. The interest rate remains 10.2%, and the interest payments continue monthly (see Note 21—”Subsequent Events”).

Equipment Financing and Other Long-Term Obligations

In November 2005, Primus Australia entered into a financing arrangement with Alleasing Finance Australia United for network equipment. Payments will be made over a five-year term ending October 2010. The effective interest rate on the current borrowing is 9.3%. At December 31, 2006 and 2005, the Company had a liability recorded under this agreement in the amount of $5.2 million (6.6 million AUD) and $6.1 million (8.4 million AUD), respectively.

In April 2004, Primus Canada entered into a loan agreement with a Canadian financial institution. The agreement provided for a $36.2 million (42.0 million CAD) two-year secured non-revolving term loan credit facility, bearing an interest rate of 7.75%. The agreement allows the proceeds to be used for general corporate purposes of the Company and is secured by the assets of Primus Canada’s operations. In October 2004, Primus Canada signed an amendment to the April 2004 loan agreement that extended the maturity date by one year to April 2007. In January 2006, Primus Canada entered into a second Amended and Restated Loan Agreement (“Second Amended Agreement”) that extended the maturity date by a further one year to April 2008. The Second Amended Agreement is now a four-year non-revolving term loan credit facility bearing an interest rate of 7.75%. The new agreement reduced the maximum loan balance from $36.2 million (42.0 million CAD) to $27.6 million (32.0 million CAD) and established quarterly principal payments of $0.9 million (1.0 million CAD) commencing in April 2007. In February 2006, the Company drew the remaining $14.6 million (17.0 million CAD) available under the amended loan facility. At December 31, 2006 and December 31, 2005, the Company had an outstanding liability of $27.6 million (32.0 million CAD) and $12.9 million (15.0 million CAD), respectively. An affiliate of Primus Canada has an additional loan facility agreement with the Canadian financial institution, which is guaranteed by Primus Canada, and had a liability under this facility of $2.6 million (3.0 million CAD) and $2.6 million (3.0 million CAD) at December 31, 2006 and December 31, 2005, respectively. In March 2007, the Canadian facility was refinanced (see Note 21—”Subsequent Events”).

6. INCOME TAXES

The total provision for income taxes for the years ended December 31, 2006, 2005, and 2004 is as follows (in thousands):

		2006	2005	2004
Current:	Federal	$—	$—	$—
	State	—	—	—
	Foreign	4,866	3,808	6,129

		4,866	3,808	6,129
Deferred:	Federal	—	—	—
	State	—	—	—
	Foreign	—	—	(443)

		—	—	(443)

Total Tax Provision		$4,866	$3,808	$5,686

The provision for income taxes differed from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes, and extraordinary items due to the following (in thousands):

	For the Year Ended December 31,
	2006	2005	2004
Tax provision (benefit) at federal statutory rate	$(82,160)	$(51,902)	$(2,450)
Foreign income taxes	4,866	3,808	5,686
State tax (net of federal)	(758)	—	—
Effect of rate differences outside the United States	3,157	3,473	65
Non-deductible items	13,417	8,184	66
Increase (decrease) in valuation allowance	65,934	36,481	2,955
Other	410	3,764	(636)

Income taxes	$4,866	$3,808	$5,686

During the years ended December 31, 2006, 2005, and 2004, the Company had income from operations of the discontinued operations of $2,287,000, $2,832,000 and $2,906,000, respectively. The Company recorded income tax expense of $78,000, $189,000 and $213,000 related to these discontinued operations for the years ended December 31, 2006, 2005, and 2004, respectively. In connection with the sale of the discontinued operations, the Company recognized a gain of $7,415,000, which had no related tax expense due to our preexisting capital loss carryforward.

Deferred income taxes are recognized to account for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts as of each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the basis of assets and liabilities for financial reporting purposes and for income tax purposes. Net deferred tax balances are comprised of the following (in thousands):

	December 31,
	2006	2005
Deferred tax assets	$368,626	$306,364
Valuation allowance	(337,696)	(261,936)
Deferred tax liabilities	(21,276)	(34,850)

Net deferred taxes	$9,654	$9,578

Change in net deferred taxes is due to change in foreign currency translation.

The significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2006	2005
Current
Allowance for bad debt	$2,616	$3,441
Other	3,356	1,679
Valuation allowance	(5,392)	(3,521)

	$580	$1,599

Non Current
Basis difference in intangibles	$39,249	$34,844
Basis difference in fixed assets impairment	119,538	74,212
Foreign tax credit	7,320	7,320
Capital loss carryforward	1,808	—
Net operating loss carryforwards	194,739	184,730
Basis difference in fixed assets	(6,462)	(20,103)
Unrealized foreign exchange gains	(9,651)	(14,373)
Other	(5,163)	(236)
Valuation allowance	(332,304)	(258,415)

	$9,074	$7,979

As of December 31, 2006, the Company had foreign operating loss carryforwards of approximately $328.2 million of which $64.9 million expire periodically from 2007 through 2021 and the remainder of which carryforward without expiration.

At December 31, 2006, the Company had United States operating loss carryforwards of $235.4 million available to reduce future United States taxable income, which expire periodically between 2014 through 2026. Of the operating loss carryforwards, $133.1 million are subject to limitations in the future, in accordance with Section 382 of the Internal Revenue Code.

The Company incurred $4.7 million, $3.3 million and $5.2 million of expense in 2006, 2005 and 2004, respectively, related to foreign withholding tax on intercompany interest and royalties owed to our United States subsidiary.

No provision was made in 2006 for United States income taxes on the undistributed earnings of the foreign subsidiaries as it is the Company’s intention to utilize those earnings in the foreign operations for an indefinite period of time or to repatriate such earnings only when tax effective to do so. It is not practicable to determine the amount of income or withholding tax that would be payable upon the remittance of those earnings.

The Company is subject to challenge from various taxing authorities relative to certain tax planning strategies, including certain intercompany transactions as well as regulatory tax. The Company accrues for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated, based on past experience. The Company’s tax contingency reserve is adjusted for changes in circumstances and additional uncertainties, such as significant amendments to existing tax law, both legislated and concluded through various jurisdictions’ tax court systems. The Company has recorded an income tax contingency reserve of $6.3 million and $6.1 million as of December 31, 2006 and 2005, respectively. It is the opinion of the Company’s management that the possibility is remote that costs in excess of those reserved will have a material adverse impact on the Company’s financial position, results of operations and liquidity.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate fair value due to relatively short period to maturity. The estimated fair value of the Company’s 5% Exchangeable Senior Notes, Step Up Convertible Subordinated Debentures, 2004 Senior Notes, 2003 Convertible Senior Notes, 2000 Convertible Subordinated Debentures and October 1999 Senior Notes (carrying value of $490 million and $491 million, at December 31, 2006 and 2005, respectively), based on quoted market prices, was $307 million and $251 million, respectively, at December 31, 2006 and 2005. The Term Loan Facility’s carrying value approximates fair value because of the variable interest rate.

8. COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under capital leases and leased fiber capacity financing (“Vendor Financing”), purchase obligations and non-cancelable operating leases as of December 31, 2006 are as follows (in thousands):

Year Ending December 31,	Vendor Financing	Purchase Obligations	Operating Leases
2007	$8,764	$815	$14,815
2008	8,944	1,354	10,663
2009	2,414	2,316	7,406
2010	2,356	812	4,676
2011	4	261	1,640
Thereafter	—	661	1,835

Total minimum lease payments	22,482	6,219	41,035
Less: Amount representing interest	(2,488)	—	—

	$19,994	$6,219	$41,035

The Company has contractual obligations to utilize network facilities from certain carriers with terms greater than one year. The Company does not purchase or commit to purchase quantities in excess of normal usage or amounts that cannot be used within the contract term or at rates below or above market value. The Company made purchases under purchase commitments of $8.9 million, $25.5 million and $22.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Rent expense under operating leases was $16.7 million, $19.0 million and $17.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Litigation

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company believes that any aggregate liability that may result from the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. (See also Note 2—”Summary of Significant Accounting Policies”—”Legal Matter.”)

9. STOCKHOLDERS’ EQUITY

In March 2006, the Company exchanged 1,825,000 shares of the Company’s common stock for the extinguishment of $2.5 million in principal amount of the October 1999 Senior Notes (see Note 5—”Long-Term Obligations”). The Company also sold 6,666,667 shares of the Company’s common stock for $5.0 million cash pursuant to a subscription agreement with an existing stockholder.

During the year ended December 31, 2005, the Company exchanged 9,820,000 shares of the Company’s common stock for the extinguishment of $17.0 million in principal amount of the 2000 Convertible Subordinated Debentures and exchanged 5,165,175 shares for the extinguishment of $8.6 million in principal amount of the October 1999 Senior Notes (see Note 5—”Long-Term Obligations”).

In April 2004, Primus Canada acquired 100% of the issued stock of Magma for a total consideration of $11.3 million (15.1 million CAD), a portion of which was paid in cash and the balance in 734,018 shares of the Company’s common stock valued at $6.1 million.

10. SHARE-BASED COMPENSATION

The Company sponsors an employee stock option plan (the “Equity Incentive Plan”). The total number of shares of common stock authorized for issuance under the Equity Incentive Plan is 13,000,000. Under the Equity Incentive Plan, awards may be granted to key employees or consultants of the Company and its subsidiaries in the form of Incentive Stock Options or Nonqualified Stock Options. The Equity Incentive Plan allows the granting of options at an exercise price of not less than 100% of the stock’s fair value at the date of grant. The options vest over a period of up to three years, and no option will be exercisable more than ten years from the date it is granted. On June 16, 2004, the stockholders of the Company approved amendments to the Equity Incentive Plan, including (i) renaming the employee stock option plan the “Equity Incentive Plan”; (ii) expanding the forms of awards permitted to be granted, including stock appreciation rights, restricted stock awards, stock units and other equity securities, and authorizing a tax deferral feature for executive officers; (iii) prohibiting the repricing of stock options in the future without stockholder approval; and (iv) requiring three-year vesting of restricted stock and stock unit awards, unless accelerated following the first anniversary of the award due to the satisfaction of predetermined performance conditions.

The Company sponsors a Director Stock Option Plan (the “Director Plan”) for non-employee directors. Under the Director Plan, an option is granted to each qualifying non-employee director upon election or reelection to purchase 45,000 shares of common stock, which vests in one-third increments as of the grant date and the first and second anniversaries of the grant date, over a two-year period. The option price per share is the fair market value of a share of common stock on the date the option is granted. No option will be exercisable more than five years from the date of grant. On June 16, 2004, the stockholders of the Company approved amendments to the Director Plan to (i) increase the number of shares of common stock issuable pursuant to awards under the Director Plan by 300,000 to a total of 900,000; and (ii) authorize the issuance of restricted stock (in lieu of cash compensation at the discretion of individual Directors).

On December 21, 2005, the Company accelerated the vesting of certain unvested stock options previously awarded under the Company’s Equity Incentive Plan and Director Plan. The Company took this action because the future costs to be recognized if this action were not taken were disproportionate to the retention value of the stock options. As a result of this action, stock options to purchase up to 1.5 million shares of common stock, which would otherwise have vested over the next three years, became exercisable effective December 21, 2005. These stock options have exercise prices ranging from $1.61 to $6.30 per share. Based upon the closing stock price for the Company’s common stock of $0.82 per share on December 21, 2005, all of these stock options were “under water” or “out-of-the-money.” Of the stock options whose vesting was accelerated, 0.6 million stock options were held by executive officers and 30,000 stock options were held by non-employee directors. Outstanding unvested stock options to purchase 1.5 million shares of the Company’s common stock, with per share exercise prices ranging from $0.62 to $0.92, were not accelerated.

A summary of stock option activity during the three years ended December 31 is as follows:

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding—Beginning of year	9,316,005	$2.36	8,642,366	$2.94	7,333,891	$2.10
Granted	797,500	$0.76	1,530,500	$0.92	2,329,000	$5.25
Exercised	—	$—	(34,250)	$1.57	(681,537)	$1.58
Forfeitures	(2,194,238)	$2.50	(822,611)	$5.81	(338,988)	$3.64

Outstanding—End of year	7,919,267	$2.15	9,316,005	$2.36	8,642,366	$2.94

Eligible for exercise—End of year	6,588,966	$2.42	7,816,005	$2.63	5,578,841	$2.13

The following table summarizes information about stock options outstanding at December 31, 2006:

			Options Outstanding				Options Exercisable
Range of Option Prices			Total Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Intrinsic Value	Total Exercisable	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Intrinsic Value
$ 0.53	to	$ 0.88	982,167	7.81	$0.75	$—	378,332	6.74	$0.70	$—
$ 0.90			790,088	4.52	$0.90	$—	790,088	4.52	$0.90	$—
$ 0.92			1,108,993	8.85	$0.92	$—	382,527	8.85	$0.92	$—
$ 0.93	to	$ 1.61	42,500	7.83	$1.21	$—	42,500	7.83	$1.21	$—
$ 1.65			1,622,836	5.97	$1.65	$—	1,622,836	5.97	$1.65	$—
$ 1.80	to	$ 2.38	1,883,983	5.85	$1.98	$—	1,883,983	5.85	$1.98	$—
$ 3.03	to	$ 6.30	1,453,500	7.40	$5.05	$—	1,453,500	7.40	$5.05	$—
$12.31	to	$17.44	19,400	2.66	$14.72	$—	19,400	2.66	$14.72	$—
$31.94	to	$33.38	15,800	3.16	$32.39	$—	15,800	3.16	$32.39	$—

			7,919,267	6.69	$2.15	$—	6,588,966	6.28	$2.42	$—

The number of unvested options expected to vest is 0.6 million shares, with a weighted average remaining life of 8.7 years, a weighted average exercise price of $0.85, and with an intrinsic value of $0.

In December 1998, the Company established the 1998 Restricted Stock Plan (the “Restricted Plan”) to facilitate the grant of restricted stock to selected individuals (excluding executive officers and directors of the Company) who contribute to the development and success of the Company. The total number of shares of common stock that may be granted under the Restricted Plan is 750,000. The Company did not issue any restricted stock under the Restricted Plan for the years ended 2006, 2005 and 2004. During the year ended December 31, 2004, the Company cancelled 494 shares of restricted stock (which were issued prior to 2001) due to the termination of certain employees and agents, respectively. As of December 31, 2006, 54,000 shares have been issued and none are considered restricted.

11. EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) employee benefit plan (the “401(k) Plan”) that covers substantially all United States based employees. Employees may contribute amounts to the 401(k) Plan not to exceed statutory limitations. The 401(k) Plan provides an employer matching contribution in cash of 50% of the first 6% of employee annual salary contributions capped at $2,000 which are subject to three-year cliff vesting.

The matching contribution made by the Company in cash during the years ended December 31, 2006, 2005 and 2004 was $256,000, $415,000 and $442,000, respectively.

Effective January 1, 1998, the Company adopted an Employee Stock Purchase Plan (“ESPP”). The ESPP allows employees to contribute up to 15% of their compensation to purchase the Company’s common stock at 85% of the fair market value. An aggregate of 2,000,000 shares of common stock were reserved for issuance under the ESPP. During the years ended December 31, 2006, 2005 and 2004, the Company issued 102,321 shares, 223,228 shares and 124,292 shares under the ESPP, respectively. The ESPP plan has been suspended as of July 27, 2006.

12. RELATED PARTIES

The Company had a reciprocal services agreement with a vendor to provide and to receive domestic and international termination of telecommunication services. A Director of the Company is the Chairman and Chief Executive Officer of the vendor providing such services. The contract was on a month-to-month basis. The Company recorded revenue of approximately $0, $46,000 and $331,000 and costs of $3,000, $82,000 and $687,000 in 2006, 2005 and 2004, respectively, for services provided and other discrete services received under this agreement. The Company had no amounts due from the vendor at December 31, 2006 and 2005.

During the year ended 2006, 2005 and 2004, the Company provided international telecommunications services to a customer for which a Director of the Company is the Chairman and Chief Executive Officer of the customer. The Company recorded revenue of approximately $38,000, $46,000 and $75,000 in 2006, 2005 and 2004, respectively, for services provided. The Company had amounts due from the customer of approximately $6,000, $3,000 and $4,000 at December 31, 2006, 2005 and 2004, respectively.

13. OPERATING SEGMENT AND RELATED INFORMATION

The Company has five reportable operating segments based on management’s organization of the enterprise into geographic areas—United States, Canada, Europe and Asia-Pacific, with the wholesale business within each region managed as a separate global segment. The Company evaluates the performance of its segments and allocates resources to them based upon net revenue and income (loss) from operations. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Net revenue by geographic region is reported on the basis of where services are provided. The Company has no single customer representing greater than 10% of its revenues. Operations and assets of the United States segment include shared corporate functions and assets, which the Company does not allocate to its other geographic segments for management reporting purposes. The wholesale business’ assets are indistinguishable from the respective geographic segments. Therefore, any reporting related to the wholesale business for assets, capital expenditures or other balance sheet items is impractical.

Summary information with respect to the Company’s geographic regions and segments is as follows, and the Asia-Pacific segment is shown net of discontinued operations for net revenue and income (loss) from operations (in thousands):

	Year Ended December 31,
	2006	2005	2004
Net Revenue by Geographic Region
United States
United States	$192,235	$203,702	$244,043
Other	4,086	3,324	3,350

Total United States	196,321	207,026	247,393

Canada
Canada	275,546	261,511	244,091

Total Canada	275,546	261,511	244,091

Europe
United Kingdom	84,397	113,859	241,271
Germany	45,289	53,658	47,480
Netherlands	34,457	102,182	79,548
Other	63,304	83,242	83,451

Total Europe	227,447	352,941	451,750

Asia-Pacific
Australia	301,506	340,650	382,163
Other	6,435	10,890	11,732

Total Asia-Pacific	307,941	351,540	393,895

Total	$1,007,255	$1,173,018	$1,337,129

Net Revenue by Segment
United States	$115,405	$136,264	$154,439
Canada	274,318	259,661	241,692
Europe	104,795	198,890	299,024
Asia-Pacific	305,046	345,500	390,876
Wholesale	207,691	232,703	251,098

Total	$1,007,255	$1,173,018	$1,337,129

Provision for Doubtful Accounts Receivable
United States	$2,686	$2,397	$928
Canada	3,432	2,862	2,564
Europe	4,288	6,092	942
Asia-Pacific	3,795	8,236	13,458
Wholesale	874	1,359	1,836

Total	$15,075	$20,946	$19,728

Income (Loss) from Operations
United States	$(96,629)	$(60,256)	$(50,613)

	Year Ended December 31,
	2006	2005	2004
Canada	(7,224)	25,287	35,384
Europe	(39,697)	(51,393)	13,460
Asia-Pacific	(70,195)	(2,735)	31,390
Wholesale	(256)	6,168	6,387

Total	$(214,001)	$(82,929)	$36,008

Capital Expenditures
United States	$2,588	$11,118	$5,394
Canada	18,399	13,171	13,645
Europe	1,289	4,624	9,832
Asia-Pacific	10,740	20,910	12,915

Total	$33,016	$49,823	$41,786

The above capital expenditures exclude assets acquired in business combinations and under terms of capital lease and vendor financing obligations.

	December 31,
	2006	2005
Assets
United States
United States	$63,601	$134,360
Other	3,410	7,226

Total United States	67,011	141,586

Canada
Canada	111,838	157,155

Total Canada	111,838	157,155

Europe
United Kingdom	19,875	35,685
Germany	10,416	13,374
Netherlands	2,141	13,379
Other	49,520	57,019

Total Europe	81,952	119,457

Asia-Pacific
Australia	124,451	200,148
Other	6,998	22,743

Total Asia-Pacific	131,449	222,891

Total	$392,250	$641,089

The Company offers three main products—voice, data/Internet and VOIP in all of its segments. Summary net revenue information with respect to the Company’s products is as follows (in thousands):

	For the Year Ended December 31,
	2006	2005	2004
Voice	$718,863	$905,495	$1,102,635
Data/Internet	166,824	167,922	160,375
VOIP (Retail and Wholesale)	121,568	99,601	74,119

Total	$1,007,255	$1,173,018	$1,337,129

14. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the years ended December 31, 2006 and 2005.

	For the Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
	(in thousands, except per share amounts)
Net revenue	$268,521	$251,293	$246,635	$240,806
Cost of revenue (exclusive of depreciation)	$178,662	$168,170	$158,450	$156,904
Income (loss) from operations	$(5,013)	$(228,177)*	$9,284	$9,905
Income (loss) from continuing operations	$(16,640)	$(228,105)	$(170)	$(2,745)
Income from discontinued operations	$942	$736	$291	$318
Gain on sale of discontinued operations	$—	$7,415	$—	$—
Net income (loss)	$(15,698)	$(219,954)	$121	$(2,427)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.15)	$(2.00)	$0.00	$(0.02)
Gain on sale of discontinued operations	—	0.07	—	—

Net income (loss)	$(0.15)	$(1.93)	$0.00	$(0.02)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.15)	$(2.00)	$0.00	$(0.02)
Gain on sale of discontinued operations	—	0.07	—	—

Net income (loss)	$(0.15)	$(1.93)	$0.00	$(0.02)

*	Includes asset impairment write-down of $209.2 million.

	For the Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(in thousands, except per share amounts)
Net revenue	$310,106	$289,728	$289,498	$283,686
Cost of revenue (exclusive of depreciation)	$200,392	$194,930	$196,080	$186,825
Loss from operations	$(17,704)	$(24,978)	$(33,689)	$(6,558)
Loss from continuing operations	$(35,401)	$(44,933)	$(51,425)	$(24,453)
Income from discontinued operations	$774	$744	$778	$536
Net loss	$(34,627)	$(44,189)	$(50,647)	$(24,917)
Basic income (loss) per common share:
Loss from continuing operations	$(0.39)	$(0.50)	$(0.52)	$(0.25)
Income from discontinued operations	0.01	0.01	0.01	0.01

Net loss	$(0.38)	$(0.49)	$(0.51)	$(0.24)

Diluted income (loss) per common share:
Loss from continuing operations	$(0.39)	$(0.50)	$(0.52)	$(0.25)
Income from discontinued operations	$0.01	$0.01	$0.01	$0.01

Net loss	$(0.38)	$(0.49)	$(0.51)	$(0.24)

Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

15. LOSS ON SALE OR DISPOSAL OF ASSETS

During the year ended December 31, 2006, the Company recognized a charge of $16.1 million for the sale or disposal of specific long-lived assets which were taken out of service. The charge includes $8.9 million in the United States, $1.8 million in Canada, $3.0 million in Europe and $2.4 million in Asia-Pacific and is comprised of network fiber, peripheral switch equipment, software development costs and other network equipment.

During the year ended December 31, 2005, the Company recognized a charge of $13.4 million associated with the sale or disposal of specific long-lived assets which were taken out of service. The charge included $10.3 million in Europe and $3.1 million in the United States and was comprised of network fiber, peripheral switch equipment, software development costs and other network equipment.

16. ASSET IMPAIRMENT

In the second quarter 2006, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company identified certain indications of impairment. The overall deterioration in economic conditions within the telecommunications industry, including certain pricing actions enacted by incumbent carriers, during the first half of 2006 led the Company to believe that the fair value of certain long-lived assets had decreased significantly. Based on the Company’s evaluation, it was determined that the estimated future cash flows were less than the carrying value of its long-lived assets. The Company’s assets were evaluated as a single asset group, because of the nature of the cash flows being inseparable within a global telecommunications company. Therefore, the impairment was applied equally across the entire asset group. Accordingly, during the second quarter 2006, the Company adjusted the carrying value of its long-lived assets, including property and equipment and amortizing intangible assets, to their estimated fair value of $108.7 million, as determined through a replacement cost analysis. This adjustment resulted in an asset impairment write-down of $157.1 million, consisting of the following specific asset write-downs: $151.8 million in property and equipment and $5.3 million in customer lists and other intangible assets. The impairment analysis relied on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Because of the impairment identified under the guidance of SFAS No. 144, the Company performed an analysis under SFAS No. 142, “Goodwill and Other Intangible Assets.” Through that evaluation, the Company determined that a $52.1 million impairment to goodwill was required in the Europe, United States, Canada and Asia-Pacific reporting units.

During the year ended December 31, 2004, the Company recognized a $1.6 million asset impairment charge of specific long-lived asset write-offs which included $0.6 million of networking equipment and $0.9 million of leasehold improvements on a vacated property in the United States.

The following table outlines the Company’s asset impairment write-down by segment (in thousands):

	For the Year Ended December 31,
	2006	2004
United States
United States	$65,528	$1,495
Other	4,320	—

Total United States	69,848	1,495

Canada
Canada	44,744	—

Total Canada	44,744	—

Europe
United Kingdom	9,991	—
Germany	1,430	—
Netherlands	1,677	—
Other	5,800	129

Total Europe	18,898	129

Asia-Pacific
Australia	72,603	—
Other	3,155	—

Total Asia-Pacific	75,758	—

Total	$209,248	$1,624

17. GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

In 2006, the Company issued $56.3 million principal amount of PTHI’s 5% Exchangeable Senior Notes in exchange for $20.5 million of cash and the retirement of $54.8 million principal amount of the Company’s 2003 Convertible

Notes. This exchange has been accounted for as a troubled debt restructuring, resulting in $11.3 million of future cash payments being recognized as long-term obligations and a gain on restructuring of debt of $4.8 million. The Company also exchanged $27.4 million principal amount of the Company’s 2000 Convertible Subordinated Debentures for $27.5 million principal amount of the Company’s 2006 Step Up Convertible Subordinated Debentures resulting in a gain on early extinguishment of debt of $1.5 million including the write-off of related deferred financing costs. In January 2006, the Company exchanged 1,825,000 shares of the Company’s common stock for the extinguishment of $2.5 million in principal amount of the October 1999 Senior Notes resulting in a $1.2 million gain on early extinguishment of debt including the write-off of related deferred financing costs.

In 2005, the Company exchanged 14,985,175 shares of the Company’s common stock for the extinguishment of $25.6 million principal amount of its 2000 Convertible Subordinated Debentures and October 1999 Senior Notes prior to maturity resulting in a loss on early extinguishment of debt of $1.7 million, including the write-off of related deferred financing costs. In particular, the following debt securities were extinguished: $17.0 million principal amount of the 2000 Convertible Subordinated Debentures were exchanged for 9,820,000 shares of the Company’s common stock resulting in a loss on early extinguishment of debt of $5.9 million, and $8.6 million principal amount of the October 1999 Senior Notes were exchanged for 5,165,175 shares of the Company’s common stock resulting in a gain on early extinguishment of debt of $4.2 million.

In 2004, the Company made open market purchases of $198.5 million principal amount of its Convertible Subordinated Debentures and Senior Notes, prior to maturity for $207.5 million and fully paid its debt obligations with Cable & Wireless (C&W) for $6.1 million resulting in a loss on early extinguishment of debt of $11.0 million, including the write-off of related deferred financing costs. In particular, the following high yield debt securities were purchased: $109.9 million of the January 1999 Senior Notes for $116.1 million resulting in a loss on early extinguishment of debt of $7.4 million; $46.6 million of the 1998 Senior Notes for $48.9 million resulting in a loss on early extinguishment of debt of $3.0 million; $33.1 million principal amount of the October 1999 Senior Notes for $35.0 million resulting in a loss on early extinguishment of debt of $2.5 million; $4.0 million of the 2000 Convertible Subordinated Debentures for $3.0 million resulting in a gain on early extinguishment of debt of $0.9 million; and $5.0 million principal amount of the 2004 Senior Notes for $4.5 million resulting in a gain on early extinguishment of debt of $0.4 million. The Company fully paid its debt obligation of $6.1 million with C&W from the purchase of its retail voice switched services customer base for $5.0 million in cash resulting in a gain on early extinguishment of debt of $1.1 million.

18. DISCONTINUED OPERATIONS

In February 2007, the Company sold its Australian domain name registry and web hosting subsidiary, Planet Domain. The sale price was $6.5 million ($8.3 million AUD). The Company received $5.5 million in net cash proceeds from the transaction after closing adjustments. The net assets of Planet Domain were $0.2 million at the closing date.

As a result of the sale, the Company’s consolidated financial statements reflect Planet Domain operations as discontinued operations for all periods reported. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income from discontinued operations.

Summarized operating results of the discontinued Planet Domain operations for the years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Net revenues	$4,212	$3,568	$2,737
Operating expenses	3,064	2,818	2,140

Income from discontinued operations	$1,148	$750	$597

In May 2006, the Company entered into a Share Purchase Agreement (SPA) with Videsh Sanchar Nigam Limited (VSNL), a leading international telecommunications company and member of the TATA Group, whereby VSNL purchased 100% of the stock of Direct Internet Limited (DIL), whose wholly-owned subsidiary, Primus Telecommunications India Limited (PTIL), was primarily engaged in providing fixed broadband wireless Internet services to enterprise and retail customers in India. The Company owned approximately 85% of the stock of DIL through an indirect wholly-owned subsidiary. The remaining approximately 15% of the stock of DIL was owned by the manager of DIL and PTIL, who had founded the predecessor companies. The total purchase consideration was $17.5 million. The Company received $13.0 million in net cash proceeds from the transaction at closing on June 23, 2006, after closing adjustments. The net assets of DIL were $8.9 million at June 23, 2006.

As a result of the sale, the Company’s consolidated financial statements reflect India operations as discontinued operations for the year ended December 31, 2006, 2005 and 2004. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes, as income from discontinued operations.

Summarized operating results of the discontinued India operations for year ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Net revenue	$5,653	$10,810	$11,006
Operating expenses	4,476	8,552	8,553

Income from operations	1,177	2,258	2,453
Interest expense	(5)	(4)	(3)
Interest income and other income	45	17	72

Income before income tax	1,217	2,271	2,522
Income tax expense	(78)	(189)	(213)

Income from discontinued operations	$1,139	$2,082	$2,309

19. BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share is calculated by dividing income (loss) attributable to common stockholders by the weighted average common shares outstanding during the period.

Diluted income per common share adjusts basic income per common share for the effects of potentially dilutive common share equivalents. Potentially dilutive common shares primarily include the dilutive effects of common shares issuable under the Company’s stock option compensation plans computed using the treasury stock method and the dilutive effects of shares issuable upon conversion of its 2003 Convertible Senior Notes, 2000 Convertible Subordinated Debentures, the Step Up Convertible Subordinated Debentures, and 5% Exchangeable Senior Notes. The warrants expired on August 1, 2004.

The Company had no dilutive common share equivalents during the year ended December 31, 2006, due to the results of operations being a net loss. For the year ended December 31, 2006, the following could potentially dilute income per common share in the future but were excluded from the calculation of diluted loss per common share due to their antidilutive effects:

•	7.9 million shares issuable under the Company’s stock option compensation plans,

•	46.9 million shares issuable upon the conversion of the 5% Exchangeable Senior Notes,

•	23.2 million shares issuable upon the conversion of the Step Up Convertible Subordinated Debentures,

•	8.3 million shares issuable upon conversion of the 2003 Convertible Senior Notes, and

•	0.5 million shares issuable upon the conversion of the 2000 Convertible Subordinated Debentures.

The Company had no dilutive common share equivalents during the year ended December 31, 2005, due to the results of operations being a net loss. For the year ended December 31, 2005, the following could potentially dilute income per common share in the future but were excluded from the calculation of diluted loss per common share due to their antidilutive effects:

•	9.3 million shares issuable under the Company’s stock option compensation plans, and

•	14.2 million shares issuable upon conversion of the 2003 Convertible Senior Notes, and

•	1.0 million shares issuable upon the conversion of the 2000 Convertible Subordinated Debentures.

The Company had no dilutive common share equivalents during the year ended December 31, 2004, due to the results of operations being a net loss. For the year ended December 31, 2004, the following could have potentially diluted income per common share in the future but were excluded from the calculation of diluted loss per common share due to their antidilutive effects:

•	8.6 million shares issuable under the Company’s stock option compensation plans, and

•	14.2 million shares issuable upon conversion of the 2003 Convertible Senior Notes, and

•	1.3 million shares issuable upon the conversion of the 2000 Convertible Subordinated Debentures.

20. GUARANTOR/NON-GUARANTOR CONSOLIDATING CONDENSED FINANCIAL INFORMATION

PTHI’s 2004 Senior Notes, senior secured term loan facility and 5% Exchangeable Senior Notes are fully and unconditionally guaranteed by PTGI on a senior basis as of December 31, 2006. PTGI has a 100% ownership in PTHI and no direct subsidiaries other than PTHI. Accordingly, the following consolidating condensed financial information as of December 31, 2006 and December 31, 2005, and for the years ended December 31, 2006, 2005 and 2004 are included for (a) PTGI on a stand-alone basis; (b) PTHI on a stand-alone basis; (c) PTGI’s indirect non-guarantor subsidiaries on a combined basis; and (d) PTGI on a consolidated basis.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2006
	PTGI	PTHI	Other	Eliminations	Consolidated
NET REVENUE	$—	$—	$1,007,255	$—	$1,007,255
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	—	662,186	—	662,186
Selling, general and administrative	6,005	6,511	273,673	—	286,189
Depreciation and amortization	—	—	47,536	—	47,536
Loss on sale or disposal of assets	—	—	16,097	—	16,097
Asset impairment write-down	—	—	209,248	—	209,248

Total operating expenses	6,005	6,511	1,208,740	—	1,221,256

LOSS FROM OPERATIONS	(6,005)	(6,511)	(201,485)	—	(214,001)
INTEREST EXPENSE	(17,308)	(31,128)	(5,733)	—	(54,169)
ACCRETION ON DEBT DISCOUNT	(1,732)	—	—	—	(1,732)
CHANGE IN FAIR VALUE OF DERIVATIVES EMBEDDED WITHIN CONVERTIBLE DEBT	5,373	—	—	—	5,373
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	10,374	(2,850)	(115)	—	7,409
INTEREST AND OTHER INCOME	139	—	3,554	—	3,693
FOREIGN CURRENCY TRANSACTION GAIN	8,777	1,445	411	—	10,633
INTERCOMPANY INTEREST	—	1,295	(1,295)	—	—
MANAGEMENT FEE	—	5,441	(5,441)	—	—

LOSS BEFORE INCOME TAXES AND EQUITY IN NET LOSS OF SUBSIDIARIES	(382)	(32,308)	(210,104)	—	(242,794)
INCOME TAX EXPENSE	(405)	(93)	(4,368)	—	(4,866)

LOSS BEFORE EQUITY IN NET LOSS OF SUBSIDIARIES	(787)	(32,401)	(214,472)	—	(247,660)
EQUITY IN NET LOSS OF SUBSIDIARIES	(237,171)	(204,770)	—	441,941	—

LOSS FROM CONTINUING OPERATIONS	(237,958)	(237,171)	(214,472)	441,941	(247,660)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	2,287	—	2,287
GAIN ON SALE OF DISCONTINUED OPERATIONS, net of tax	—	—	7,415	—	7,415

NET LOSS	$(237,958)	$(237,171)	$(204,770)	$441,941	$(237,958)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2005
	PTGI	PTHI	Other	Eliminations	Consolidated
NET REVENUE	$—	$—	$1,173,018	$—	$1,173,018
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	—	778,227	—	778,227
Selling, general and administrative	5,883	7,445	364,466	—	377,794
Depreciation and amortization	—	—	86,562	—	86,562
Loss on sale or disposal of assets	—	—	13,364	—	13,364

Total operating expenses	5,883	7,445	1,242,619	—	1,255,947

LOSS FROM OPERATIONS	(5,883)	(7,445)	(69,601)	—	(82,929)
INTEREST EXPENSE	(19,984)	(28,847)	(4,605)	—	(53,436)
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(1,693)	—	—	—	(1,693)
INTEREST AND OTHER INCOME	150	—	2,132	—	2,282
FOREIGN CURRENCY TRANSACTION LOSS	(1,150)	(12,940)	(3,538)	—	(17,628)
INTERCOMPANY INTEREST	—	2,525	(2,525)	—	—
ROYALTY FEE	(6,491)	—	6,491	—	—
MANAGEMENT FEE	—	8,018	(8,018)	—	—

LOSS BEFORE INCOME TAXES AND EQUITY IN NET LOSS OF SUBSIDIARIES	(35,051)	(38,689)	(79,664)	—	(153,404)
INCOME TAX BENEFIT (EXPENSE)	719	93	(4,620)	—	(3,808)

LOSS BEFORE EQUITY IN NET LOSS OF SUBSIDIARIES	(34,332)	(38,596)	(84,284)	—	(157,212)
EQUITY IN NET LOSS OF SUBSIDIARIES	(120,048)	(81,452)	—	201,500	—

LOSS FROM CONTINUING OPERATIONS	(154,380)	(120,048)	(84,284)	201,500	(157,212)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	2,832	—	2,832

NET LOSS	$(154,380)	$(120,048)	$(81,452)	$201,500	$(154,380)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2004
	PTGI	PTHI	Other	Eliminations	Consolidated
NET REVENUE	$—	$—	$1,337,129	$—	$1,337,129
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	—	814,400	—	814,400
Selling, general and administrative	7,536	10,136	373,785	—	391,457
Depreciation and amortization	—	—	91,699	—	91,699
Loss on sale or disposal of assets	—	—	1,941	—	1,941
Asset impairment write-down	—	—	1,624	—	1,624

Total operating expenses	7,536	10,136	1,283,449	—	1,301,121

INCOME (LOSS) FROM OPERATIONS	(7,536)	(10,136)	53,680	—	36,008
INTEREST EXPENSE	(24,058)	(20,005)	(6,460)	—	(50,523)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(11,958)	358	618	—	(10,982)
INTEREST AND OTHER INCOME	204	—	10,904	—	11,108
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(2,600)	4,149	5,039	—	6,588
INTERCOMPANY INTEREST	618	4,863	(5,481)	—	—
MANAGEMENT FEE	—	11,586	(11,586)	—	—

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN NET INCOME OF SUBSIDIARIES	(45,330)	(9,185)	46,714	—	(7,801)
INCOME TAX EXPENSE	(2,797)	(108)	(2,781)	—	(5,686)

INCOME (LOSS) BEFORE EQUITY IN NET INCOME OF SUBSIDIARIES	(48,127)	(9,293)	43,933	—	(13,487)
EQUITY IN NET INCOME OF SUBSIDIARIES	37,546	46,839	—	(84,385)	—

LOSS FROM CONTINUING OPERATIONS	(10,581)	37,546	43,933	(84,385)	(13,487)
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	2,906	—	2,906

NET INCOME (LOSS)	$(10,581)	$37,546	$46,839	$(84,385)	$(10,581)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED BALANCE SHEET

(in thousands)

	December 31, 2006
	PTGI	PTHI	Other	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,764	$(28)	$60,581	$—	$64,317
Accounts receivable	—		118,012	—	118,012
Prepaid expenses and other current assets	789	—	23,489	—	24,278

Total current assets	4,553	(28)	202,082	—	206,607
INTERCOMPANY RECEIVABLES	51,736	1,105,874	—	(1,157,610)	—
INVESTMENTS IN SUBSIDIARIES	69,484	(633,659)	—	564,175	—
RESTRICTED CASH	—	—	8,415	—	8,415
PROPERTY AND EQUIPMENT - Net	—	—	111,682	—	111,682
GOODWILL	—	—	34,893	—	34,893
OTHER INTANGIBLE ASSETS - Net	—	—	2,762	—	2,762
OTHER ASSETS	3,717	7,992	16,182	—	27,891

TOTAL ASSETS	$129,490	$480,179	$376,016	$(593,435)	$392,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$838	$301	69,447	$—	$70,586
Accrued interconnection costs	—	—	48,942	—	48,942
Deferred revenue	—	—	18,315	—	18,315
Accrued expenses and other current liabilities	1,111	2,070	43,803	—	46,984
Accrued income taxes	1,460	150	16,311	—	17,921
Accrued interest	4,169	8,766	692	—	13,627
Current portion of long-term obligations	22,702	3,816	10,479	—	36,997

Total current liabilities	30,280	15,103	207,989	—	253,372
INTERCOMPANY PAYABLES	322,190	—	835,420	(1,157,610)	—
LONG-TERM OBLIGATIONS (net of discount of $5,354)	170,937	395,592	40,548	—	607,077
OTHER LIABILITIES	—	—	56	—	56

Total liabilities	523,407	410,695	1,084,013	(1,157,610)	860,505

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	1,138	—	—	—	1,138
Additional paid-in capital	692,941	1,161,930	305,844	(1,467,774)	692,941
Accumulated deficit	(1,087,996)	(1,092,446)	(939,503)	2,031,949	(1,087,996)
Accumulated other comprehensive loss	—	—	(74,338)	—	(74,338)

Total stockholders’ equity (deficit)	(393,917)	69,484	(707,997)	564,175	(468,255)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$129,490	$480,179	$376,016	$(593,435)	$392,250

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED BALANCE SHEET

(in thousands)

	December 31, 2005
	PTGI	PTHI	Other	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,255	$(82)	$41,826	$—	$42,999
Accounts receivable	—	—	141,909	—	141,909
Prepaid expenses and other current assets	1,596	8	30,301	—	31,905

Total current assets	2,851	(74)	214,036	—	216,813
INTERCOMPANY RECEIVABLES	11,398	1,071,067	—	(1,082,465)	—
INVESTMENTS IN SUBSIDIARIES	306,662	(428,882)	—	122,220	—
RESTRICTED CASH	—	—	10,619	—	10,619
PROPERTY AND EQUIPMENT - Net	—	—	285,881	—	285,881
GOODWILL	—	—	85,745	—	85,745
OTHER INTANGIBLE ASSETS - Net	—	—	11,392	—	11,392
OTHER ASSETS	4,738	8,503	17,398	—	30,639

TOTAL ASSETS	$325,649	$650,614	$625,071	$(960,245)	$641,089

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,275	$174	$81,492	$—	$83,941
Accrued interconnection costs	—	—	64,333	—	64,333
Deferred revenue	—	—	30,037	—	30,037
Accrued expenses and other current liabilities	62	751	30,587	—	31,400
Accrued income taxes	1,770	49	14,520	—	16,339
Accrued interest	4,540	8,728	—	—	13,268
Current portion of long-term obligations	—	1,000	15,092	—	16,092

Total current liabilities	8,647	10,702	236,061	—	255,410
INTERCOMPANY PAYABLES	223,612	—	858,853	(1,082,465)	—
LONG-TERM OBLIGATIONS	256,179	333,250	29,691	—	619,120
OTHER LIABILITIES	—	—	2,893	—	2,893

Total liabilities	488,438	343,952	1,127,498	(1,082,465)	877,423

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	1,053	—	—	—	1,053
Additional paid-in capital	686,196	1,161,937	305,851	(1,467,788)	686,196
Accumulated deficit	(850,038)	(855,275)	(734,733)	1,590,008	(850,038)
Accumulated other comprehensive loss	—	—	(73,545)	—	(73,545)

Total stockholders’ equity (deficit)	(162,789)	306,662	(502,427)	122,220	(236,334)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$325,649	$650,614	$625,071	$(960,245)	$641,089

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2006
	PTGI	PTHI	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(237,958)	$(237,171)	$(204,770)	$441,941	$(237,958)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	—	15,094	—	15,094
Stock compensation expense	—	545	—	—	545
Depreciation and amortization	—	—	48,156	—	48,156
Loss on sale or disposal of assets	—	—	8,706	—	8,706
Asset impairment write-down	—	—	209,248	—	209,248
Accretion of debt discount	1,732		—		1,732
Equity in net loss of subsidiary	237,171	204,770	—	(441,941)	—
Change in estimated fair value of embedded derivatives	(5,373)		—		(5,373)
(Gain) loss on early extinguishment or restructuring of debt	(10,374)	2,850	115	—	(7,409)
Other	—	—	(1,110)	—	(1,110)
Unrealized foreign currency transaction gain on intercompany and foreign debt	(8,696)	(1,468)	(1,572)	—	(11,736)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	—	—	14,825	—	14,825
Decrease in prepaid expenses and other current assets	809	8	8,550	—	9,367
(Increase) decrease in other assets	861	511	(199)	—	1,173
(Increase) decrease in intercompany balance	20,385	13,218	(33,603)	—	—
Decrease in accounts payable	(1,437)	127	(17,117)	—	(18,427)
Decrease in accrued interconnection costs	—	—	(18,210)	—	(18,210)
Increase, net, in deferred revenue, accrued expenses, other current liabilities, accrued income taxes and other liabilities	737	1,420	1,666	—	3,823
Increase (decrease) in accrued interest	(282)	38	668	—	424

Net cash provided by (used in) operating activities	(2,425)	(15,152)	30,447	—	12,870

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	—	(33,016)	—	(33,016)
Cash from disposition of business, net of cash disposed	—	—	12,947	—	12,947
Cash used for business acquisitions, net of cash acquired	—	—	(227)	—	(227)
Decrease in restricted cash	—	—	2,427	—	2,427

Net cash used in investing activities	—	—	(17,869)	—	(17,869)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations	—	20,501	14,790	—	35,291
Deferred financing costs	—	(2,850)	—	—	(2,850)
Principal payments on capital leases, vendor financing and other long-term obligations	—	(2,445)	(9,462)	—	(11,907)
Proceeds from sale of common stock	4,934	—	—	—	4,934

Net cash provided by financing activities	4,934	15,206	5,328	—	25,468

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	849	—	849

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,509	54	18,755	—	21,318
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,255	(82)	41,826	—	42,999

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,764	$(28)	$60,581	$—	$64,317

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2005
	PTGI	PTHI	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(154,380)	$(120,048)	$(81,452)	$201,500	$(154,380)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	—	21,522	—	21,522
Depreciation and amortization	—	—	87,729	—	87,729
Loss on sale of assets	—	—	24	—	24
Loss on disposal of assets	—	—	13,356	—	13,356
Equity in net loss of subsidiary	120,048	81,452	—	(201,500)	—
Equity investment loss	—	—	249	—	249
Loss on early extinguishment of debt	1,693	—	—	—	1,693
Other	—	—	(381)	—	(381)
Unrealized foreign currency transaction loss on intercompany and foreign debt	1,274	12,640	(2,706)	—	11,208
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	—	—	19,276	—	19,276
(Increase) decrease in prepaid expenses and other current assets	(383)	(8)	4,468	—	4,077
(Increase) decrease in other assets	1,171	637	(3,407)	—	(1,599)
(Increase) decrease in intercompany balance	33,286	(69,144)	35,858	—	—
Increase (decrease) in accounts payable	78	(1,006)	(32,864)	—	(33,792)
Decrease in accrued interconnection costs	—	—	(12,297)	—	(12,297)
Decrease, net, in deferred revenue, accrued expenses, other current liabilities, accrued income taxes and other liabilities	(3,606)	(898)	(2,809)	—	(7,313)
Increase (decrease) in accrued interest	(149)	59	—	—	(90)

Net cash provided by (used in) operating activities	(968)	(96,316)	46,566	—	(50,718)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	—	(49,823)	—	(49,823)
Cash used for business acquisitions, net of cash acquired	—	—	(243)	—	(243)
Decrease in restricted cash	—	—	5,813	—	5,813

Net cash used in investing activities	—	—	(44,253)	—	(44,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations	—	100,000	12,717	—	112,717
Deferred financing costs	—	(3,000)	—	—	(3,000)
Principal payments on capital leases, vendor financing and other long-term obligations	—	(750)	(19,519)	—	(20,269)
Proceeds from sale of common stock	256	—	—	—	256

Net cash provided by (used in) financing activities	256	96,250	(6,802)	—	89,704

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	(1,402)	—	(1,402)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(712)	(66)	(5,891)	—	(6,669)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,967	(16)	47,717	—	49,668

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,255	$(82)	$41,826	$—	$42,999

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2004
	PTGI	PTHI	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,581)	$37,546	$46,839	$(84,385)	$(10,581)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	—	20,210	—	20,210
Non-cash compensation expense	10	—	—	—	10
Depreciation and amortization	—	—	92,744	—	92,744
Loss on sale of fixed assets	—	—	1,941	—	1,941
Asset impairment write-down	—	—	1,624	—	1,624
Equity in net income of subsidiary	(37,546)	(46,839)	—	84,385	—
Equity investment loss	—	—	412	—	412
(Gain) loss on early extinguishment of debt	11,958	(358)	(618)	—	10,982
Other	—	—	(452)	—	(452)
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	2,682	(3,650)	(9,508)	—	(10,476)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	—	—	361	—	361
Decrease in prepaid expenses and other current assets	198	—	3,504	—	3,702
(Increase) decrease in other assets	1,346	718	(12,991)	—	(10,927)
(Increase) decrease in intercompany balance	236,946	(227,480)	(9,466)	—	—
Increase in accounts payable	949	1,180	5,814	—	7,943
Decrease in accrued interconnection costs	—	—	(20,155)	—	(20,155)
Increase (decrease) in accrued expenses, other current liabilities, accrued income taxes and other liabilities	3,013	1,698	(19,591)	—	(14,880)
Increase (decrease) in accrued interest	(7,224)	8,669	(507)	—	938

Net cash provided by (used in) operating activities	201,751	(228,516)	100,161	—	73,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	—	(41,786)	—	(41,786)
Cash used for business acquisitions, net of cash acquired	—	—	(29,608)	—	(29,608)
Increase in restricted cash	—	—	(4,186)	—	(4,186)

Net cash used in investing activities	—	—	(75,580)	—	(75,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations, net	—	240,000	2,240	—	242,240
Deferred financing costs	—	(7,000)	—	—	(7,000)
Purchase of the Company’s debt securities	(202,972)	(4,500)	—	—	(207,472)
Principal payments on capital leases, vendor financing and other long-term obligations	—	—	(35,564)	—	(35,564)
Proceeds from sale of common stock	1,402	—	—	—	1,402

Net cash (used in) provided by financing activities	(201,570)	228,500	(33,324)	—	(6,394)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	(5,820)	—	(5,820)

NET CHANGE IN CASH AND CASH EQUIVALENTS	181	(16)	(14,563)	—	(14,398)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,786	—	62,280	—	64,066

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,967	$(16)	$47,717	$—	$49,668

21. SUBSEQUENT EVENTS

In March 2007, the Company’s wholly owned Canadian subsidiary entered into a Senior Secured Credit Agreement (“Credit Agreement”) with Guggenheim Corporate Funding, LLC, as Administrative Agent and Collateral Agent, to refinance an existing Canadian credit facility. The existing Canadian credit facility was scheduled to mature in April 2008 and is being refinanced with the five year Credit Agreement maturing in 2012. The Credit Agreement provides for a $35 million non-amortizing loan bearing interest at a rate of LIBOR plus 425 basis points. The loan proceeds were used to refinance the existing Canadian credit facility, including certain costs related to the transaction, and to finance certain capital expenditures. The Credit Agreement is secured by assets of the Company’s Canadian operations and certain guarantees.

In February 2007, the Company received unanimous consent to an amendment of its existing $100 million Term Loan. This amendment enables Primus Telecommunications IHC, Inc. (IHC), a wholly-owned subsidiary of the Company, to issue up to $200 million of existing authorized indebtedness in the form of newly authorized secured notes with a second lien security position (“Second Lien Notes”). The amendment allowed for an increase of 1/4% to the interest rate of the Term Loan and adjusted the early call features. In February 2007, subsequent to the effectiveness of the Term Loan amendment, IHC agreed to issue in a private transaction $33.0 million principal amount of the 14 1/4% Second Lien Notes, in exchange of $40.7 million principal amount of the Company’s outstanding October 1999 Senior Notes (the “Exchange Transaction”). In February and March 2007, IHC also issued for cash in private transactions an additional $75.2 million principal amount of 14 1/4% Second Lien Notes. Net cash proceeds from the 14 1/4% Second Lien Notes issuance, after giving effect to anticipated expenses, discounts and fees related to all of the foregoing transactions (including the Term Loan Amendment) is expected to be approximately $68 million.

In February 2007, the Company renegotiated the payment terms of its $7.9 million (10.1 million AUD) promissory note payable to Optus Networks Pty. Limited to extend the payment schedule through December 2008 in 24 equal monthly payments. The interest rate remains 10.2%, and the interest payments continue monthly.

The Company sold its domain name registry and web hosting subsidiary, Planet Domain, in Australia to Net Registry, a Sydney based specialist web hosting and domain registry company, on February 15, 2007. The sale price was approximately $6.5 million ($8.3 million AUD). The net assets of Planet Domain were approximately $0.2 million at December 31, 2006. Planet Domain generated net revenue of $4.2 million, $3.6 million and $2.7 million and income from operations of $1.1 million, $0.8 million and $0.6 million for 2006, 2005 and 2004, respectively. See Note 18— Discontinued Operations.

SCHEDULE II

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

VALUATION AND QUALIFYING ACCOUNTS

Activity in the Company’s allowance accounts for the years ended December 31, 2006, 2005 and 2004 was as follows (in thousands):

	Doubtful Accounts Receivable
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
2004	$20,975	$20,210	$(21,153)	$20,032
2005	$20,032	$21,522	$(24,766)	$16,788
2006	$16,788	$15,094	$(14,586)	$17,296

	Deferred Tax Asset Valuation
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
2004	$219,564	$15,691	$—	$235,255
2005	$235,255	$26,681	$—	$261,936
2006	$261,936	$75,760	$—	$337,696

S-1